Exhibit 4.2

IMRIS INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2010

NOTICE IS HEREBY GIVEN THAT the annual and special meeting of the shareholders of IMRIS Inc. (the “Corporation”) will be held on Tuesday May 11, 2010 at 11:00 am (EST) at Le Méridien King Edward, 37 King Street East Toronto, Ontario M5C 1E9  (the “Meeting”), for the following purposes:

1.                                      to receive the financial statements of the Corporation for the financial year ended December 31, 2009, together with the report of the auditors of the Corporation thereon;

2.                                      to elect the directors of the Corporation;

3.                                      to re-appoint the auditors of the Corporation and to authorize the directors of the Corporation to fix the auditors’ remuneration;

4.                                      to approve, with or without modification, the ordinary resolution approving the unallocated stock options  of the Corporation and the amended stock option plan of the Corporation; and

5.                                      to transact such further or other business as may properly come before the Meeting or any adjournment or adjournments thereof.

A copy of the Corporation’s Management Information Circular and a Form of Proxy accompany this Notice, as well as a copy of the Corporation’s Annual Report for the financial year ended December 31, 2009, which Annual Report contains the financial statements of the Corporation for such financial year together with the report of the Corporation’s auditors thereon and management’s discussion and analysis of financial condition and results of operations relating thereto.

The Board of Directors of the Corporation has fixed April 6, 2010 (the “Record Date”) as the record date for determining the holders of record of common shares who are entitled to receive notice of the Meeting and to attend and vote at the Meeting and any adjournment or postponement thereof.

Shareholders who are unable to attend the Meeting in person are requested to date and sign the enclosed Form of Proxy and return it to the Chief Financial Officer of the Corporation at 100-1370 Sony Place, Winnipeg, Manitoba R3T 1N5 or to the Corporation’s transfer agent, Computershare Investor Services Inc. (“Computershare”) at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department in the envelope provided for that purpose or by fax to Computershare at 1-866-249-7775 (or 1-416-263-9524) and in any such case, not later than 11:00 a.m. (EST) on May 7, 2010.  In order to be represented by proxy, you must complete and submit the enclosed Form of Proxy or another appropriate form of proxy.

DATED at Winnipeg, Manitoba this 15th day of March, 2010.

BY ORDER OF THE BOARD OF DIRECTORS

H. David Graves

Chairman and Chief Executive Officer

IMRIS INC.

MANAGEMENT INFORMATION CIRCULAR

March 15, 2010

This Management Information Circular (this “Circular”) and the accompanying form of proxy (the “Proxy”) are being sent to you in advance of the Annual and Special Meeting of Shareholders (the “Meeting”) of IMRIS Inc. (the “Corporation”) to be held at 11:00 (EST) on May 11, 2010 at Le Méridien King Edward, 37 King Street East Toronto, Ontario M5C 1E9.

This Circular includes information about the Corporation that the Corporation is required to disclose to shareholders and also describes and explains the business to be transacted and the matters to be voted on at the Meeting.

Except as otherwise stated, the information contained in this Circular is given as of March 10, 2010.  All dollar amounts in this Circular are in Canadian dollars unless otherwise stated.

The Proxy

The Proxy is being solicited on behalf of management of the Corporation for use at the Meeting and at any adjournment of the Meeting.  In addition to using the mail to solicit proxies, directors, officers, employees and agents of the Corporation may solicit proxies by telephone, in writing or in person.  The Corporation will pay for all costs of proxy solicitation.

The persons named in the Proxy are officers of the Corporation.  You have the right to appoint a person or company (who need not be a shareholder of the Corporation) to represent you at the Meeting other than the persons designated in the Proxy.  You may do so either by inserting the person’s name in the blank space provided in the Proxy, or by completing another proxy.  A shareholder wishing to be represented by proxy at the Meeting or at any adjournment of the Meeting must, in all cases, deliver the completed Proxy to the Chief Financial Officer of the Corporation at 100-1370 Sony Place, Winnipeg, Manitoba, R3T 1N5 or to the Corporation’s transfer agent and registrar, Computershare Investor Services Inc. (“Computershare”) at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department in the envelope enclosed, or submit the completed Proxy by facsimile to Computershare at 1-866-249-7775 or 1-416-263-9524, no later than 11:00 a.m. (EST) on May 7, 2010 or, if the Meeting is adjourned, 48 hours before any adjournment of the Meeting.

Revoking Your Proxy

In addition to revoking your proxy in any other manner permitted by law, you may revoke your proxy under sub-section 148(4) of the Canada Business Corporations Act (the “CBCA”) by depositing an instrument in writing executed by you or your attorney authorized in writing at the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or an adjournment thereof, at which the proxy is to be used, or with the chair person of the Meeting on the day of the Meeting or an adjournment thereof.  If your written statement revoking your proxy is delivered to the Chairperson of the Meeting on the day of the Meeting or any adjournment of the Meeting, the revocation of your proxy will not be effective with respect to any matter on which a vote has already been cast pursuant to your original proxy.

Voting Your Proxy

The officers of the Corporation named in the Proxy or any other person properly appointed by you as a proxy holder will vote or withhold from voting any common shares in the capital of the Corporation (“Common Shares”) held by you and in respect of which they have been appointed proxy holders in accordance with your directions on the Proxy.  The common shares in the capital of the Corporation held by you will be voted or withheld from voting in accordance with your instructions on any ballot that may be called for.  In the absence of any direction from you, your Common Shares will be voted FOR the election of the directors named in this Circular, FOR the appointment of the auditors of the Corporation named in this Circular, and FOR the approval of the ordinary resolution amending and approving the stock option plan in this Circular.

The management of the Corporation knows of no amendment to the matters referred to in the accompanying Notice of Meeting or of any other business that will be presented at the Meeting.  If any amendment or other business should properly be brought before the Meeting, however, the accompanying Proxy confers discretionary authority upon the persons named in the Proxy to vote upon any amendment or on such other business in accordance with their discretion.

Non-Registered Shareholders

Only registered holders of Common Shares or the persons they appoint as their proxies are permitted to vote at the Meeting.  Many shareholders are “non-registered” shareholders (“Non-Registered Shareholders”) because the shares they own are not registered in their names but are instead either (i) registered in the name of an intermediary (the “Intermediary”) that the Non-Registered Shareholder deals with in respect of the Common Shares, such as, among others, brokerage firms, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans, or (ii) in the name of a clearing agency (such as the Canadian Depository for Securities Limited) of which the Intermediary is a participant.  In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Corporation has distributed copies of the notice of meeting, this Circular and the Proxy (collectively the “Meeting Materials”) to Intermediaries and clearing agencies for onward distribution to Non-Registered Shareholders of Commons Shares.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them.  Intermediaries often use service companies to forward the meeting materials to Non-Registered Shareholders.  A Non-Registered Shareholder who has not waived the right to receive the Meeting Materials will either be given:

(a)                                 a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, in accordance with the directions of the Intermediary and which will constitute voting instructions which the Intermediary must follow; or

(b)                                 a form of proxy which has already been signed by the Intermediary (typically a facsimile signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary.  This form of proxy does not require the Intermediary to sign when submitting the proxy.  In this case the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Corporation, c/o Computershare Trust Company of Canada, at Computershare Investor Services, Proxy Department, 9th Floor, 100 University Ave., Toronto, ON M5J 2Y1.

In either case, the purpose of these procedures is to permit the Non-Registered Shareholder to direct the voting of the Common Shares of the Corporation that the Non-Registered Shareholder beneficially owns.  Should a Non-Registered Shareholder wish to attend and vote at the Meeting in person, (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the form of proxy and insert his or her name in the space provided for the purpose on the voting instructions form and return it in accordance with the directions of the Intermediary.

The Non-Registered Shareholder should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instructions form is to be delivered.

A Non-Registered Shareholder may revoke a form of proxy or voting instructions form given to an Intermediary by contacting the Intermediary through which the Non-Registered Shareholder’s Common Shares are held and following the instructions of the Intermediary respecting the revocation of proxies.  In order to ensure than an Intermediary acts upon a revocation of a proxy form or voting instruction form, the written notice should be received by the Intermediary well in advance of the Meeting.

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the issuer or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

Common Shares

Only the holders of record of Common Shares at the close of business on April 6, 2010 (the “Shareholders”) are entitled to receive notice of the Meeting.  Such Shareholders are entitled to vote at the Meeting unless their Common Shares have been transferred and the person to whom such Common Shares have been transferred has produced certificates representing the transferred Common Shares or has otherwise established ownership of the transferred Common Shares and has demanded, on or before the commencement of the Meeting, that their name be included on the list of the Corporation’s shareholders entitled to vote at the Meeting.

At the date hereof, 32,831,315 Common Shares were issued and outstanding, the holders of which are entitled to one (1) vote for each Common Share held.

The following table sets forth information regarding the beneficial ownership, direction or control of the Common Shares as of the date hereof with respect to any persons who, as of such date, are known to the directors or officers of the Corporation and who, directly or indirectly beneficially owns, or controls or directs, more than 10% of the votes attached to the Common Shares.

Name of Beneficial Owner	Number of Common Shares Held	Percentage of Voting Common Shares
H. David Graves(1)	11,763,796	35.8%
Whitecastle Investments Limited(2)	3,387,585	10.3%

(1)	These shares are held in Norpine Holdings Inc. an investment company ultimately controlled by H. David Graves, Chief Executive Officer of IMRIS Inc.
(2)	Whitecastle Investments Limited is an investment company over which Mr. Carey Diamond, a Director of IMRIS Inc., exercises managerial direction.

ORDINARY MATTERS TO BE ACTED UPON AT THE MEETING

1.                                      Presentation of Financial Statements and Other Financial Information

The audited financial statements of the Corporation for the year ended December 31, 2009 (the “Financial Statements”) and the auditor’s report on the Financial Statements will be presented to shareholders at the Meeting.  The Financial Statements are included in the Corporation’s 2009 Annual Report which accompanies this Circular.  In accordance with the provisions of the CBCA, the Financial Statements are merely presented at the Meeting and will not be voted on.

The Corporation has filed an Annual Information Form (the “AIF”) for its 2009 fiscal year and its 2009 Annual Consolidated Financial Statements and Management’s Discussion and Analysis of the Financial

Statements on SEDAR at www.sedar.com that contain, among other things, all of the financial disclosure (including copies of the Financial Statements and management’s discussion and analysis of the Financial Statements) required under National Instrument 52-110 — Audit Committees of the Canadian Securities Administrators.  In particular, the information that is required to be disclosed in Form 52-110F1 of National Instrument 52-110 may be found under the heading “Audit and Corporate Governance Committee” in the AIF.  Upon request, the Corporation will promptly provide copies of the AIF to shareholders free of charge.

2.                                      Election of Directors

The Board of Directors of the Corporation (the “Board”) currently consists of six (6) directors.  The persons named in the Proxy intend to vote FOR the election of the six (6) nominees whose names are set forth below.  Each director will hold office until the next annual meeting of the shareholders of the Corporation or until the election of his successor, unless his office is earlier vacated in accordance with the by-laws of the Corporation.

The following table sets forth the name, province and country of residence of each person proposed to be nominated by management for election as a director, all other positions and offices of the Corporation now held by that person, his principal occupation, the year in which he first became a director of the Corporation and the number of Common Shares that such person has advised the Corporation are beneficially owned, or controlled or directed, directly or indirectly, as at the date of this Circular.

The Corporation has an Audit and Governance Committee and a Compensation Committee.  The members of such committees are identified below.

Name, Province and Country of Residence and Position with the Corporation	Director Since	Principal Occupation	Number of Common Shares Beneficially Owned, or Controlled or Directed, Directly or Indirectly

H. David Graves Manitoba, Canada Chairman of the Board & Chief Executive Officer	2005	Chief Executive Officer of the Corporation	11,763,796

Robert Courteau(2) Ontario, Canada Director	2006	Chief Operating Officer, SAP Global Field Operations.	77,000

Carey Diamond(1)(2) Ontario, Canada Director	2006	President and Chief Executive Officer, Whitecastle Investments Limited	3,387,585

William Fraser(1) Manitoba, Canada Director	2007	Corporate Director	20,000

Blaine Hobson(2) Ontario, Canada Director	2006	Managing Partner, Whitecap Venture Partners	283,506

David Leslie(1) Ontario, Canada Director	2007	Corporate Director	5,000

(1)         Member of Audit and Governance Committee.

(2)         Member of Compensation Committee.

The following are brief profiles of each of our directors, including a description of each individual’s principal occupation within the past five years.  The information provided below has been provided to us by the individuals themselves and has not been independently verified by us.

H. David Graves, Chairman and Chief Executive Officer

Mr. Graves is a director and the Chief Executive Officer of the Corporation and the Chairman of the board of directors.  Mr. Graves has been the Chief Executive Officer since the Corporation’s formation in May 2005 and was also President until January 1, 2010.  From 1998 until 2005, Mr. Graves was the President and Chief Executive Officer of Centara Corporation, a venture capital firm.  Prior to that, Mr. Graves was the founder and Chief Executive Officer of Broadband Networks Inc., a leading-edge developer of wireless telecommunications systems.  Mr. Graves is a graduate of the University of Manitoba faculty of Engineering and the Executive Marketing program at Queen’s University and is a registered professional engineer.  Mr. Graves serves on the board of directors of Great West Lifeco Inc.

Robert Courteau, Director

Mr. Courteau is member of the Compensation Committee and a director of the Corporation.  For the past 25 years, Mr. Courteau has held senior management positions in the technology industry in Canada, the United States and internationally.  Mr. Courteau is the Chief Operating Officer for SAP’s Global Field Operations, having previously been the Chief Operating Officer in North America and before that President and Managing Director of SAP Canada Inc from 2004 to 2008.  Prior to joining SAP Canada, Mr. Courteau was the Executive Vice President responsible for Canadian sales and consulting services for EDS Corporation from 2002 to 2003.   Mr. Courteau holds a Bachelor of Commerce degree from Concordia University.

Carey Diamond, Director

Mr. Diamond is the Chairman of the Compensation Committee, a member of the Audit and Governance Committee and a director of the Corporation.  Mr. Diamond has held senior management positions at Whitecastle Investments Limited, an investor in venture and later stage private companies, since 1989, and since 1998 has been its President and Chief Executive Officer.  Since 2002, he has been Managing Director of Whitecap Venture Partners and since 2004, he has been Managing Director of Whitecastle Private Equity Partners and President of its General Partner.  In addition to sitting on the boards of various private companies, Mr. Diamond is a member of the Board of Directors of the Sunnybrook Health Sciences Centre, Vice Chair of the Baycrest Centre for Geriatric Care and past Treasurer of Kids Help Phone.  Mr. Diamond holds a B.A. (Economics) degree from the University of Western Ontario and an LL.B. from Osgoode Hall Law School.  He is a member of the Law Society of Upper Canada.

William Fraser, F.C.A., Director

Mr. Fraser is a member of the Audit and Governance Committee and a director of the Corporation.  Mr. Fraser is an independent corporate director.  Mr. Fraser was the President and Chief Executive Officer, and a Director of Manitoba Telecom Services Inc. (MTS) from 1994 to 2006, and successfully led the transformation of the provincial crown corporation to a publicly traded corporation, and the third largest telecommunications company in Canada.  Mr. Fraser was the Vice President Finance of MTS from 1986 to 1994, and prior to that was the Assistant Deputy Minister, Finance for the Government of Manitoba (1981-1986).  Mr. Fraser is a Director and is the Chairman of the audit committee of Manitoba Hydro; is a Director and Chairman of the audit committee of Craig Wireless Systems Ltd., and is the Vice Chair and member of the finance committee of the Board of Directors for St. Boniface Hospital Foundation.  Mr. Fraser has been a director of a number of other corporations and charitable organizations during his career.  Mr. Fraser is a Chartered Accountant and was named a Fellow of the Institute of Chartered Accountants in 2002.

Blaine Hobson, Director

Mr. Hobson is a member of the Compensation Committee and a director of the Corporation. Mr. Hobson is a private equity investor and has been the Managing Partner of Whitecap Venture Partners, a private equity investment company, since November 2003.  Prior to that, Mr. Hobson was the Chief Executive Officer of several WhiteCap investee companies, including Photonami Corp. and Avo Photonics.  Mr. Hobson is a telecommunications and business executive with over 20 years of experience in start-ups and business turn-arounds in both the private and public sectors.  Mr. Hobson has successfully led a number of entrepreneurial ventures and teams in the automobile, manufacturing, medical supply, telecom and investment industries.  Mr. Hobson originally joined Whitecap Venture Partners in 1995 where, as an Executive Vice President, he led the Technology Practice, and held the role of “Entrepreneur in Residence”.  Since 2004, Mr. Hobson has also been a Managing Director of Whitecastle Private Equity Partners LP.

David Leslie, F.C.A., Director

Mr. Leslie is the Chairman of the Audit and Governance Committee and a director of the Corporation.  Mr. Leslie is an independent corporate director.  Mr. Leslie was formerly the Chairman and Chief Executive Officer of Ernst and Young LLP from 1999 to 2004, and was a partner and held various senior management positions with the firm from 1977 to 2004.  Mr. Leslie is a director of Enbridge, Inc.; Enbridge Gas Distribution, Inc.; Sobeys Inc.; Empire Inc.; a Trustee of the Crombie Real Estate Investment Trust; and is the Chairman of the Sunnybrook Health Sciences Centre.  Mr. Leslie is a director of MaRS Innovation, a non-profit company involved with the commercialization of certain research generated by its non-profit members.  Mr. Leslie is a Chartered Accountant and was named a Fellow of the Institute of Chartered Accountants in 1991.

Penalties and Sanctions and Personal Bankruptcies

Other than as set out below, none of the nominees for election as directors:

(a)         is, as at the date hereof, or has been, within 10 years before the date of this Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity,

(i)                                     was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(ii)                                  was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(iii)                               or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or,

(b)         has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed nominee.

Mr. Leslie served as a member of the Board of Directors of Canwest Global Communications Corp. from March 26, 2007 to January 14, 2009.  On October 6, 2009, Canwest Global Communications Corp. voluntarily entered into, and successfully obtained, an Order from the Ontario Superior Court of Justice (Commercial Division) commencing proceedings under the Companies’ Creditors Arrangement Act (“CCAA”).

The information as to cease trade orders and bankruptcies, not being within the knowledge of the Corporation, has been furnished by the directors.

3.                                      Re-Appointment of Independent Auditors and Authorization of Directors to Fix Their Remuneration

It is intended to vote the Proxy solicited hereby for (unless the shareholder directs its Common Shares to be withheld from voting in the appointment of auditors) the re-appointment of Deloitte & Touche LLP (“Deloitte”), as independent auditors of the Corporation to hold office until the next annual meeting of shareholders and to authorize the directors to fix the auditors’ remuneration.  Deloitte has been the auditor of the Corporation beginning with the fiscal year ended December 31, 2005.  The Corporation was formed on May 18, 2005 and therefore did not have auditors prior to that date.

The reappointment of Deloitte & Touche LLP as auditors of the Corporation will be authorized if it is approved by a majority of the votes cast by shareholders represented in person or by proxy at the Meeting and entitled to vote thereon.

Auditors’ Fees

For the years ended December 31, 2009 and 2008, the Corporation incurred the following fees:

	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$89,709	$63,264
Audit Related Fees (2)	$76,653	$74,667
Tax Fees (3)	$144,828	$59,929
All Other Fees (4)	$82,369	$129,401

(1)

“Audit Fees” consist of the aggregate fees billed by Deloitte for professional services rendered by it for the audit of our annual financial statements or services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.

(2)

“Audit Related Fees” consist of the aggregate fees billed by Deloitte for assurance and related services rendered by them that are reasonably related to the performance of the audit or review of our financial statements and are not reported as Audit Fees. Services provided include review of quarterly financial statements and accounting advice on certain matters.

(3)

“Tax Fees” consist of the aggregate fees billed by Deloitte for professional services rendered by them for tax compliance, tax advice and tax planning. Tax services included advisory services and review and filing of our income tax returns.

(4)	“All Other Fees” consist of fees billed by Deloitte for products and services other than fees noted above.

4.                                       Approval of the Unallocated Options under the Corporation’s Stock Option Plan and Amendment to the Stock Option Plan

Pursuant to the rules of the Toronto Stock Exchange (“TSX), unallocated options, rights or other entitlements under a TSX listed issuer’s security based compensation arrangement that does not have a fixed maximum number of securities issuable (which includes the Corporation’s Stock Option Plan), must be approved by a majority of the issuer’s directors and by the issuer’s securityholders every three years.  Since the Stock Option Plan does not have a fixed number of common shares issuable thereunder, but permits the issuance of up to an aggregate of 15% of the outstanding common shares from time to time, the Corporation is seeking shareholder approval at the Meeting of all of the unallocated common shares issuable pursuant to the Stock Option Plan in accordance with this requirement.

Unallocated options were last ratified by Shareholders in October 2007 prior to the Corporation’s initial public offering (the “Original Plan”).  As the three year term as prescribed by the TSX expires in October 2010, an ordinary resolution will be placed before shareholders to approve the unallocated options.

As of the date hereof, there are options outstanding to purchase 4,253,421 Common Shares (representing 13.0% of the aggregate number of issued and outstanding Common Shares), resulting in the Stock Option Plan currently having 671,276 unallocated options.  If approval is obtained at the Meeting, the Corporation will not be required to seek further approval of the grant of unallocated options under the  Stock Option Plan until the Corporation’s 2013 annual shareholders’ meeting (provided that such meeting is held on or prior to May 11, 2013).

If approval is not obtained at the Meeting, options which have not been allocated as of May 11, 2010 and options which are outstanding as of May 11, 2010 and are subsequently cancelled, terminated or exercised will not be available for a new grant of options.  Previously allocated options will continue to be unaffected by the approval or disapproval of the resolution.  The granting of options has been a successful strategy used by the Corporation to attract and retain qualified employees and the loss of this incentive element from the overall employee compensation arrangements would be significant.

The Original Plan was subsequently amended in August 2008 with the approval of the Board of Directors and the TSX.  Shareholders will also be asked to approve a resolution approving the option plan as amended in 2008, with one further minor change as described in this paragraph (the “Option Plan”).  The Original Plan was amended in 2008 to add a definition of a “Black-out Period” during which option grants could be authorized by the Board of Directors of the Corporation and granted and priced by the CEO of the Corporation after the end of the Black-out Period.  In the 2008 amendment, “Black-out Period” was defined as the period commencing on the first day of the month following the end of each quarter or year end and ending on the close of business on the second Business Day following the day on which the Company discloses its annual or quarterly financial results.  In the current version of the Option Plan, we are proposing that the definition of the “Black-out Period” be further amended to coincide with any “Black-out Period” as defined from time to time in our “Insider Trading Policy”, which is administered by the Board of Directors of the Corporation.  The Option Plan with this amendment and as further described below, complies with the rules of the TSX.

The general terms of the Option Plan for which the Corporation is seeking approval is consistent with the Original Plan and is summarized in this Management Information Circular in “SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS — Stock Option Plan” with a full copy of the Option Plan attached hereto as Appendix A.

The proposed Option Plan and the unallocated Options must be approved by a majority vote of the Shareholders.  Unless otherwise directed, it is the intention of the Management Designees to vote proxies in the accompanying form in favour of this ordinary resolution.

The following is the text of the resolution to be considered at the Meeting:

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.  The Option Plan of the Corporation, as amended, in the form attached as Appendix A to the Management Information Circular of the Corporation prepared for the purpose of the Meeting be and is hereby approved, ratified and confirmed.

2.  All unallocated Common Shares issuable pursuant to the Corporation’s Stock Option Plan are hereby approved and authorized and effective until three years from the date of approval hereof unless earlier amended or revoked by Shareholders of the Corporation.

3.  The Company have the ability to continue granting options under the Stock Option plan until May 11, 2013, that is until the date that is three (3) years from the date where shareholder approval is being sought.

4.  Any director or officer is hereby authorized for and on behalf of the Corporation to take all actions and to execute all documents as may be desirable to give effect to this resolution.”

5.                                      Other Matters

Management of the Corporation knows of no matters to come before the Meeting other than as set forth in the Notice of Meeting.  However, if other matters which are not currently known to management should properly come before the Meeting, the accompanying proxy will be voted on such matters in accordance with the best judgment of the persons voting the proxy.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This compensation discussion and analysis (“CD&A”) describes and explains the Corporation’s policies and practices with respect to the compensation of its named executive officers, being each of Chief Executive Officer (the “CEO”), its current and former Chief Financial Officer (the “CFO”) and the three most highly compensated executive officers other than the CEO and CFO (collectively, with the CEO and the CFO, the “NEOs”).

Overview of compensation philosophy

The Corporation’s executive compensation philosophy is to provide competitive compensation to attract and retain talented staff capable of achieving the Corporation’s strategic and performance objectives.  Accordingly, an appropriate portion of total compensation is variable and linked to achievement of goals, both corporate and individual.  Consistent with this philosophy, the primary objectives of the Corporation’s compensation program for its NEOs are:

•                  to attract and retain talented, high-achieving executives who will contribute to the success of the Corporation and increase of long-term shareholder value;

•                  to motivate the executive management team to meet and exceed operating targets and long-term strategic goals; and

•                  to align the interests of management and the Corporation’s shareholders by emphasizing performance-based compensation that recognizes individual and Corporate performance, and which helps to increase long-term shareholder value.

The compensation program seeks to align management interests with shareholder interests through both short and long-term incentives linking compensation to performance.  The short-term incentive is in the form of an annual cash bonus while the longer term incentive is in the form of stock option grants, which creates a direct correlation between variations in the Corporation’s stock price and the compensation of the NEO.

Compensation Committee

The Corporation’s Compensation Committee (the “Committee”) was formed by the Board of Directors on September 20, 2007, to assist the Board in discharging the Board’s oversight responsibilities relating to the compensation, development, succession and retention of the CEO and all senior executives and employees, and the establishment of fair and competitive compensation and performance incentive plans.  The Committee’s responsibilities include the following:

•                  to recommend to the Board the appointment/termination of the CEO;

•                  to review, at least annually and to approve corporate goals and objectives relevant to CEO’s compensation, to evaluate the CEO’s performance in light of those corporate goals and objectives, and to make recommendations to the Board with respect to the CEO’s compensation level based on that evaluation;

•                  to recommend to the Board the appointment, promotion, termination and compensation of the CEO’s direct reports and other senior officers based on recommendations from the CEO and other applicable management;

•                  to review IMRIS’s development and succession plans and to review and recommend to the Board the annual corporate compensation plan and guidelines, including compensation and benefits programs;

•                  to establish and monitor the terms and conditions of stock option, stock purchase, other equity compensation plans or the Senior Management Incentive Plan (the “SMIP”) (collectively the “Plans”) and any related agreements and amendments to the Plans, and to act as the Board committee responsible for administering the Plans, including reviewing, approving and recommending to the Board awards under the Plans;

•                  to recommend to the Board from time to time the amount, determination and payment of remuneration to be paid by the Corporation to the non-executive members of the Board in light of their time commitment, fees paid by comparable companies and their responsibilities;

•                  to assist the CEO by reviewing major organizational changes and significant new human resources policies/programs or material changes to existing human resource policies and programs and ensuring that human resources policies are in compliance with applicable laws and regulations;

•                  to produce an annual report on executive compensation and review all executive compensation disclosure prior to its public disclosure by the Corporation; and

•                  to review and monitor the overall employment environment and consider any other human resources issues as it considers appropriate or as may be referred to it by the Board.

Role of Management in Determining Compensation

Although the Committee is responsible for determining and, where necessary, making recommendations to the Board on the Compensation of the Corporation’s NEOs, the CEO and the Executive Vice President Human Resources assist the Committee in this process.  The CEO and Executive Vice President Human Resources assist the Committee by compiling information to be used by the Committee in its compensation determinations, documenting historical compensation levels and methods used by the Corporation, reviewing and reporting on the performance of the NEOs other than the CEO, and by compiling and assessing, where appropriate, information respecting the compensation levels of the executive officers of other companies comparable to the Corporation.

Prior to the formation of the Committee in September 2007, the compensation plans for all senior executives, establishing their respective base salaries, as well as the incentive compensation plans for 2007 and prior years, had been set by the CEO, based on standard industry terms and conditions.  The CEO was also responsible for the establishment of both corporate and personal objectives for purposes of evaluating the performance of the senior executives under the SMIP for those years.

Elements of Executive Compensation

Compensation of the Corporation’s NEOs for the fiscal year ended December 31, 2009 included the following components:

•                  base salary;

•                  an annual cash bonus pursuant to the SMIP;

•                  long term incentives in the form of stock options granted pursuant to the SMIP or, in respect of new hires, granted in consideration of the executive’s acceptance of an offer of employment by the Corporation; and

•                  retirement benefits under the Corporation’s defined contribution plan.

The Corporation believes that these elements of compensation, when combined, provide an appropriate mix of conventional and incentive-based compensation.  The base salary, on the one hand, provides for a stable income while the incentive compensation under the SMIP and the Option Plan (as described below) provide an important mix of both short-term incentive in the form of an annual cash bonus and a longer term incentive in the form of stock options.

Base Salary

The base salary of the NEOs, other than the CEO, was determined by the CEO prior to the formation of the Compensation Committee in 2007, and was established at levels to be able to attract the qualified executives and generally consistent with the compensation offered at that time for similar roles at comparable companies.  Further, the Corporation recognizes that the NEOs function as an integrated team and therefore the base salaries were established such that individuals with a similar level of responsibility were treated comparably to one another.

Prior to the closing of the initial public offering of our shares on November 2, 2007, the CEO did not receive any base salary or annual cash bonus.  In lieu thereof he was granted stock options.  In conjunction with the completion of the initial public offering, the Committee met informally to determine an appropriate compensation plan and employment agreement for the CEO, which took effect from the date of the closing of the initial public offering.  In establishing the compensation plan for the CEO, the Committee took into consideration the compensation levels for the other senior executives of the Corporation as well as general market rates for similar positions.

The base salaries of the Corporation’s NEOs as at December 31, 2009 are set out in the table below.  There were no changes to the base salaries of the NEOs during the 2009 year.

Name	Title	Base salary ($)
H. David Graves	Chairman and CEO	400,000
Kelly McNeill(1)	Executive Vice President Finance and Administration and CFO	220,000
Ronald Sabourin (2)	Executive Vice President Finance and Administration and CFO	240,000
Denis Sutton	Executive Vice President Human Resources	236,000
Ram Liebenthal	Executive Vice President Marketing	240,000
Ed Richmond(3)	President and Chief Operating Officer	300,000

(1)          Mr. McNeill  assumed the assumed the role of Executive Vice President Finance and Administration and Chief Financial Officer of the Corporation effective September 21, 2009

(2)          Mr. Sabourin retired from the Corporation in September 2009.

(3)          Mr. Richmond moved from the role of Executive Vice President Customer Solutions to the roles of President and Chief Operating Officer in January 2010.

Senior Management Incentive Plan (SMIP)

The Corporation introduced the SMIP in 2007 to provide for both short and long term incentives for personal and corporate performance.  The incentives provided under the SMIP provide a variable component in the executive compensation to motivate executive performance, to ensure that it is aligned with the Corporation’s overall performance, and to recognize the executive’s initiatives to improve the operational efficiency and execution of strategic initiatives to grow the Corporation.

The SMIP provides for an overall bonus expressed as a target percentage of the base salary of the executive, which is 40% in respect of the CEO and 30% in respect of the other NEOs, based on the achievement of both personal and corporate objectives compared to targets established annually by the Committee.  The SMIP establishes certain thresholds to determine the achievement of the corporate objectives, and further provides that the executives may earn up to 150% of the targeted incentives where the performance targets are exceeded.

The SMIP is weighted 50% toward the attainment of corporate objectives and 50% toward the attainment of personal objectives.  The corporate objectives are established by the Committee on an annual basis taking into consideration the strategic and tactical goals of the Corporation.  For 2009, these included the attainment of targeted order bookings, recognized revenues, gross margin percentages and operating income levels.

Amounts earned under the SMIP for a fiscal year are awarded in the next year after the approval of the annual Financial Statements by the Board.  The award, at the option of the executive, may include a short-term incentive in the form of an annual cash bonus and/or a long-term incentive in the form of stock options granted pursuant to the terms of the Option Plan (see below).  Where the award or portion of the award is satisfied through the grant of stock options, the number of options granted are equal to the total value of the applicable cash component, determined using a derivative of the Black Scholes option value at the beginning of the year.

The Committee’s assessment of personal performance involves a subjective judgement that takes into account many factors, including the NEOs’ ability to manage their respective functional organizations as well as their ability to meet performance objectives set for their area of responsibility.  For the 2009 year, the Committee recognized the group efforts of the executive team as a whole, and set the cash bonus and long-term option awards for each of the executives at 69% of the targeted incentive awards for the year.

The following table sets out the cash bonuses and long term incentives awarded to the NEOs in February 2010 in respect of the 2009 year.  The exercise price of the options granted will be based on the closing price of the common shares on the date of award.

Name	Cash bonus ($)	Stock options granted (#)
H. David Graves(1)	135,200	nil
Ronald Sabourin(3)	45,630	nil
Kelly McNeill(2)	—	13,943
Denis Sutton(2)	—	59,826
Ram Liebenthal(2)	—	60,840
Ed Richmond(4)	38,025	38,025

(1)          Mr. Graves opted for 100% of the SMIP to be paid in cash.

(2)          NEO opted to for 100% of the SMIP to be satisfied with a stock option grant

(3)          Mr. Sabourin, as part of his retirement contract in September 2009, was eligible for a pro-rata portion of the bonus to be paid in cash.

(4)          Mr. Richmond opted to split evenly his SMIP between a cash bonus and stock options.

Stock Option Plan

The Corporation has established an employee stock option plan (the “Option Plan”) for employees, directors, officers and consultants that governs all options granted to date and all future option grants made under the Option Plan.  The Option Plan was established to provide additional incentives to attract, retain and motivate our directors, officers, employees and consultants.

The Corporation generally grants options to all employees, including its executives, under the Option Plan at the time they are hired, as well as additional options for performance under the SMIP as described in the preceding section.  The Corporation believes that the grant of options under the Option Plan comprises an important element of the executives’ compensation.  The Committee believes this is appropriate because it creates a strong correlation between variations in the share price and the compensation of its executives thereby aligning their interests with those of the Corporation’s shareholders.  The options also vest over time, and have a term of six years, which encourages the long-term retention of the Corporation’s executive officers and employees.  For more information on the terms and conditions of the Plan please refer to the section entitled Stock Option Plan.

The Committee considers a number of factors when determining the number of options to be granted to executives upon their recruitment.  One such factor is the number of options granted to executives in the past, which is reviewed to ensure that individuals with a similar level of responsibility are treated comparably.  The Committee also considers the number of options remaining or available to be granted under the Option Plan at the time of grant and therefore available for future grants for either recruitment or incentive purposes.

The options to be granted under the SMIP are considered annually as described in the preceding section.

The options granted to the NEOs during the 2009 year included options granted at the time of recruitment of one NEO as well as the award of options in March 2009 in respect of performance awards under the SMIP for 2008 as reflected in the following table.

Name	Options granted at time of hire (#)	Options granted in respect of 2008 SMIP (#)	Date of grant	Option exercise price ($)
H. David Graves	—	18,939	February 27, 2009	$2.01
Ronald Sabourin	—	8,522	February 27, 2009	$2.01
Kelly McNeill	100,000	—	November 5, 2009	$5.60
Denis Sutton	—	8,380	February 27, 2009	$2.01
Ram Liebenthal	—	8,522	February 27, 2009	$2.01
Ed Richmond	—	10,653	February 27, 2009	$2.01

Retirement Benefits

The Corporation maintains a defined contribution pension plan for all its employees, including the NEOs.  Under the plan, the NEO may make contributions of up to 6 per cent of the NEO’s base salary, subject to statutory limits, and the Corporation matches 50% of the NEO’s contributions.  All contributions to the plan, whether the individual’s contribution or the Corporations matching contribution, vest in favor of the NEO immediately.

During 2009, only three of the NEOs participated in the defined contribution pension plan.

Employment Agreements

Each of the NEOs as at December 31, 2009 is party to an employment agreement with the Corporation that provides for payments and benefits on the involuntary termination of such executive without cause.  The agreements have an indefinite term, subject to certain termination provisions within the agreement.  The agreements provide for a base salary and enrolment in the SMIP.  The agreements contain non-solicitation and non-competition covenants in favor of the Corporation which apply during the term of the executive’s employment and for a period of 12 months (24 months in the case of the CEO) following the termination of employment.  The agreements also contain non-disclosure covenants in favor of the Corporation which apply indefinitely.  In addition, the agreements provide that if the executive is terminated for any reason other than for cause, they will receive an amount equal to one year’s base salary plus any earned bonus.  The executives will also receive benefits, excepting long-term disability insurance, for one year following termination, or alternatively will receive one or more payments equal to the cost of replacing the benefits for the same period.

In addition to the above, in the event of termination of employment of Mr. Richmond, should Mr. Richmond remain unemployed twelve months after the date of termination, the Corporation would continue to provide Mr. Richmond with a base salary and enrolment in the benefits plan until the earlier of his employment with another company or one additional year.

All unvested stock options previously granted to the NEOs would lapse upon the termination of employment and the vested options would remain exercisable for a period of 90 days after termination before expiring.

In the case of a change of control of the Corporation, all of the executive’s outstanding options will vest, to the extent that they were previously unvested.

Performance Graph

On November 2, 2007, the Corporation completed its initial public offering and the Common Shares began trading on TSX under the symbol IM.  The following graph compares the percentage change in the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P/TSX Composite Total Return Index for the period commencing on November 2, 2007 (the date that the Common Shares began trading on the TSX) and ending on December 31, 2009.

Cumulative Total Return on CDN $100 Investment

	November 2, 2007	December 31, 2007	December 31, 2008	December 31, 2009
Common Shares	$100	$99.50	$25.00	$88.33
S&P/TSX Total Return Index	$100	$96.25	$62.53	$81.73

Summary Compensation Table

The following table sets forth all compensation earned in respect of the individuals who were, at any time during 2009 the Chief Executive Officer or the Chief Financial Officer, and the three other most highly compensated executive officers during the year (collectively, the “Named Executive Officers” or “NEOs”) of the Corporation.

					Non-equity incentive plan compensation
Name and principal position	Year	Salary	Share- based awards	Option based awards(1)(2)	Annual incentive plans	Long term incentive plans	Pension value(3)	All other compensation	Total compensation
		($)	($)	($)	($)	($)	($)	($)	($)

H. David Graves(4)	2009	415,385	—	19,128	135,200	—	—	—	569,713
Chief Executive	2008	400,000	—	53,867	46,400	—	—	—	500,267
Officer	2007	55,385	—	1,155,000	80,000	—	—	—	1,290,385

Ronald Sabourin(5)	2009	184,615	—	8,607	45,630	—	7,000	12,462	258,314
Executive Vice	2008	240,000	—	24,240	20,880	—	—	—	285,120
President Finance and	2007	238,846	—	—	36,000	—	—	—	274,846
Administration, Chief
Financial Officer and
Secretary

Kelly McNeill(6)	2009	63,462	—	284,000	—	—	—	—	347,462
Executive Vice	2008	—	—	—	—	—	—	—	—
President Finance and	2007	—	—	—	—	—	—	—	—
Administration, Chief
Financial Officer and
Secretary

Denis Sutton(7)	2009	245,077	—	8,464	—	—	7,352	—	260,893
Executive Vice	2008	232,616	—	16,833	20,532	—	5,668	—	275,649
President Human	2007	174,808	—	59,200	25,000	—	—	—	259,008
Resources

Ram Liebenthal(8)	2009	249,231	—	8,607	—	—	7,477	—	265,315
Executive Vice	2008	230,769	—	—	20,880	—	3,046	30,000	284,695
President Marketing	2007	64,615	—	361,800	—	—	—	—	426,415

Edward Richmond(9)	2009	311,539	—	10,760	38,025	—	—	34,615	394,939
President and Chief	2008	300,000	—	30,300	26,100	—	—	—	356,400
Operating Officer	2007	300,000	—	—	50,000	—	—	—	350,000

(1)          The Corporation grants options to all of its executive officers and its employees generally at the time they commence employment with the Corporation.  The Corporation grants options to its executive officers under the Senior Management Incentive Program.  The valuation of these option based awards is based on the value determined under the Black Scholes option valuation model at the time of the grant.  For accounting purposes, the option value would be recorded in the financial statements over the vesting period of the options.

(2)          In addition to the option based awards reflected in the above table, the Named Executive Officers were awarded options under the 2009 Senior Management Incentive Plan on February 26, 2010, as follows:

Kelly McNeill	13,943 options	valued at $42,944
Denis Sutton	59,826 options	valued at $184,264
Ram Liebenthal	60,840 options	valued at $187,387
Edward Richmond	38,025 options	valued at $117,117

(3)          These entries represent amounts contributed by the Corporation under the Defined Contribution Plan described above.

(4)          Mr. Graves did not receive a salary prior to the closing of the Corporation’s initial public offering on November 2, 2007.  During 2007, upon the closing of the initial public offering, Mr. Graves received two grants of options; i) a grant of 100,000 fully vested options at $6.00 per share in exchange for the cancellation of 1,000,000 un-vested options previously granted to Mr. Graves at $2.25 per share, and ii) a grant of 400,000 options at $6.00 per share which vest in accordance with the Plan.  The above table reflects the aggregate value of these option grants in 2007 and excludes the value of the previous options that were replaced by their grant.

(5)          Mr. Sabourin retired from his role as Executive Vice President Finance and Administration and Chief Financial Officer in September 2009.   The amount recorded in Other Compensation represents earned vacation paid in cash.

(6)         Mr. McNeill joined the Corporation in September 2009.  Mr. McNeill received 100,000 stock options upon commencement of employment at a price of $5.60 per share and carried an option value of $284,000.

(7)         Mr. Sutton joined the Corporation in March 2007.

(8)         Mr. Liebenthal joined the Corporation in October 2007 and relocated to Canada in 2009.  The amount reflected under all other compensation for Mr. Liebenthal resulted from a relocation allowance paid to him during the year.

(9)         Mr. Richmond joined the Corporation in October 2006.  The amount recorded in Other Compensation represents earned vacation paid in cash.

The Corporation did not have a pension plan prior to 2008 and has never granted stock appreciation rights to any of its directors, officers or employees.

Outstanding Option Based Awards

The following table sets out all of the options that had been granted and are outstanding to any of the Named Executive Officers as at December 31, 2009.

	Options based awards
	Number of securities underlying unexercised options	Option exercise price	Option	Value of unexercised in the money options
Name	(#)	($)	expiration date	($)
H. David Graves	500,000	6.00	November 2, 2013	—
	26,667	5.00	March 7, 2014	8,000
	18,939	2.01	February 27, 2015	62,309

Ronald Sabourin(1)	160,000	0.97	May 20, 2011	692,800
	12,000	5.00	March 7, 2014	3,600
	8,522	2.01	February 27, 2015	28,037

Kelly McNeill	100,000	5.60	November 5, 2015	—

Denis Sutton	160,000	2.25	March 7, 2013	488,000
	8,333	5.00	March 7, 2014	2,500
	8,380	2.01	February 27, 2015	27,570

Ram Liebenthal	100,000	6.00	November 2, 2013	—
	60,000	5.65	December 5, 2013	—
	8,522	2.01	February 27, 2015	28,037

Edward Richmond	750,000	2.25	October 16, 2012	2,287,500
	15,000	5.00	March 7, 2014	4,500
	10,653	2.01	February 27, 2015	35,048

(1)              Mr. Sabourin retired from his role as Executive Vice President Finance and Administration and Chief Financial Officer in September 2009.  As part of his consulting contract post retirement, Mr. Sabourin’s current options will continue to vest under the current terms and remain eligible for exercise until May 20, 2011.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table sets out the value of incentives earned by the NEOs or vested in their favor during the 2009 year.

Name	Option based awards – value vested during the year(1) ($)	Share based awards – value vested during the year ($)	Non-equity incentive plan compensation – value earned during the year ($)
H. David Graves	917	—	135,200
Ronald Sabourin	36,203	—	45,630
Kelly McNeill	—	—	—
Denis Sutton	81,687	—	—
Ram Liebenthal	—	—	—
Edward Richmond	314,625	—	38,025

(1)            The value of options based awards vested during the year is calculated as the difference in fair market value of the shares and the exercise price per share on the date they vested in favor of the NEO.

Pension Plan Benefits - Defined Contribution Plan

The following table sets out contributions and year end values of the defined contribution pension plan for the NEOs as at December 31, 2009.

Name	Accumulated value at start of year ($) (1)	Compensatory ($)	Non- compensatory change ($)	Accumulated value year end ($)
H. David Graves(2)	—	—	—	—
Ronald Sabourin(3)	—	7,000	20,000	27,000
Kelly McNeill(2)(4)	—	—	—	—
Denis Sutton	15,474	7,352	18,996	41,822
Ram Liebenthal	8,572	7,477	19,140	35,189
Edward Richmond(2)	—	—	—	—

(1)            The Corporation began its defined contribution plan on March 1, 2008.

(2)            Voluntarily chose not to participate in the plan during the year.

(3)            Mr. Sabourin retired from the Corporation in September 2009.  The accumulated value at December 31, 2009 was estimated

(4)            Mr. McNeill joined the Corporation in September 2009.

Termination and Change of Control Benefits

Each of the NEOs is party to an employment agreement with the Corporation that sets forth certain instances where payments and other obligations arise upon termination of their employment and/or upon a change of control.

These employment agreements provide for the following payments and benefits upon termination without just cause:

•                  A lump sum payment in respect of twelve months base salary, and

•                  A lump sum payment in respect of any earned bonus to the date of termination.

•                  In addition, the NEO is entitled to continue to receive benefits under the Corporation’s employee group benefit plans, save and except for long term disability, for a period of one year or the NEO would be entitled to a payment equal to the cost of replacing such benefits for that period.

In addition to the above, in the event of termination of employment of Mr. Richmond, should Mr. Richmond remain unemployed twelve months after the date of termination, the Corporation would continue to provide Mr. Richmond with a base salary and enrolment in the benefits plan until the earlier of his employment with another company or one additional year.

All unvested stock options previously granted to the NEOs would lapse upon the termination of employment and their vested options would remain exercisable for a period of 90 days after termination before expiring.

In addition to the above, in the event of a change of control of the Corporation, all of the options previously granted to the NEOs would immediately vest in favor of the NEO.

Payments on Termination

The following table provides details regarding the estimated incremental payments from the Corporation to each of the NEOs assuming termination on December 31, 2009.  Mr. Sabourin retired from the Corporation in September 2009 and there were no payments made to Mr. Sabourin for salary or benefits past the date of termination of employment.

Name	Annual base salary ($)	Estimated bonus based on 2009 awards(2) ($)	Estimated value of benefits ($)
H. David Graves	400,000	135,200	3,847
Ronald Sabourin	—	—	—
Kelly McNeill	220,000	13,942	3,847
Denis Sutton	236,000	59,826	3,847
Ram Liebenthal	240,000	60,840	3,847
Ed Richmond(1)	300,000	76,050	3,847

(1)            In addition to the above, in the case of termination of employment of Mr. Richmond, in the event that Mr. Richmond remains unemployed twelve months after the date of termination, the Corporation shall continue to provide Mr. Richmond with a base salary and enrolment in the benefits plan until the earlier of his employment with another company or for one additional year.

(2)            Estimated bonus includes the cash value of incentive plan that was satisfied with the grant of stock options.

Compensation of Directors

In 2009, the Corporation’s non-executive directors (for the purposes of this section, the ‘‘Directors’’) received an annual cash retainer of $30,000.  In addition, the Chair of the Audit and Governance Committee received a $15,000 fee for serving in such capacity and the Chair of the Compensation Committee received an additional fee of $10,000 for serving in such capacity.  All of the directors are eligible to recover out of pocket expenses to attend any meetings of the directors or committees thereof.

All new non-executive Directors are eligible to receive option awards.  The Corporation believes that the option grants to Directors enable it to recruit qualified individuals to serve on the Board and ensure they have a significant stake in the performance of the Corporation.  The Compensation Committee will recommend the appropriate number of options grants to any new non-executive Directors.

The Compensation Committee is responsible to review the Directors’ overall compensation levels.  There has been no change in the annual fees paid to Directors since the company went public on November 2, 2007.  The committee undertook a review of the fees for 2010 and the fees will be revised in order to ensure that the cash portion of the Corporation’s director compensation remains competitive in the marketplace.

Director Compensation Table

The following table provides information regarding compensation paid to the Corporation’s non-executive directors during the financial year ended December 31, 2009.

Name	Fees earned ($)	Option awards ($)	All other compensation ($)	Total ($)
Robert Courteau	30,000	28,400	—	58,400
Carey Diamond	40,000	28,400	—	68,400
William Fraser	30,000	28,400	—	58,400
Blaine Hobson	30,000	28,400	—	58,400
David Leslie	45,000	28,400	—	73,400

Directors — Outstanding Unexercised Options

The following table sets out all of the options in favor of the Corporation’s non-executive directors as at December 31, 2009.

	Options based awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in the money options ($)
Robert Courteau	35,000	2.25	February 2, 2013	106,750
	10,000	5.60	December 16, 2015	—
Carey Diamond	25,000	6.00	November 2, 2013	—
	10,000	5.60	December 16, 2015	—
William Fraser	25,000	6.00	November 2, 2013	—
	10,000	5.60	December 16, 2015	—
Blaine Hobson	35,000	2.25	February 2, 2013	106,750
	10,000	5.60	December 16, 2015	—
David Leslie	25,000	6.00	November 2, 2013	—
	10,000	5.60	December 16, 2015	—

Directors - Incentive Plan Awards — Value Vested or Earned During the Year

The following table sets out the value of incentives earned by the non-executive directors or vested in their favour during the 2009 year.

Name	Option based awards – value vested during the year(1) ($)	Share based awards – value vested during the year ($)	Non-equity incentive plan compensation – value earned during the year ($)
Robert Courteau	16,126	—	—
Carey Diamond	—	—	—
William Fraser	—	—	—
Blaine Hobson	16,126	—	—
David Leslie	—	—	—

(1)            The value of options based awards vested during the year is calculated as the difference in fair market value of the shares and the exercise price per share on the date they vested in favor of the applicable director.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Corporation maintains insurance for the benefit of its directors and officers against liability incurred by them in their respective capacities as directors and officers.  The current aggregate policy limit for the Corporation’s insurance policy is $25,000,000 with deductible amounts of $50,000 with respect to corporate reimbursement and $100,000 for securities claims payable by the Corporation.  The annual premium payable by the Corporation in respect of such insurance is $136,000.  The premium for the policy is not allocated between directors and officers as separate groups.  The directors and officers are not required to pay any premium in respect of this insurance.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes the number of Common Shares authorized for issuance from treasury under the Corporation’s equity compensation plans as at December 31, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by the securityholders	4,007,915	$3.08	654,442
Equity compensation plans not approved by the securityholders	None	$—	None

Stock Option Plan

The Corporation is seeking approval of the Option Plan at this Annual and Special Meeting.  The Option Plan provides the opportunity for long term equity based incentives, and is a key component of the overall compensation strategy of the Corporation.

The Option Plan for employees, directors, officers and consultants governs all options granted to date and all future option grants made under the Option Plan.  The Option Plan was established to provide additional incentives to attract, retain and motivate our directors, officers, employees and consultants.  The Option Plan will be the Corporation’s only securities-based compensation arrangement pursuant to which securities may be issued from treasury of the Corporation.

Under the Option Plan the board of directors may, from time to time, grant options to purchase Common Shares to directors, officers, employees, consultants and other eligible service providers of the Corporation and its subsidiaries and affiliates, if any.  The Option Plan is a “15% rolling plan” in that it continuously provides for the reservation, subject to meeting the TSX listing requirements, of a number of Common Shares under the plan equal to 15% of the Corporation’s issued and outstanding Common Shares on an undiluted basis.  Thus, the maximum number of Common Shares that may be reserved under the Option Plan will, from time to time, vary proportionately to the issued and outstanding share capital of the Corporation.  Further, the Option Plan is a “reloading plan”, meaning that when options under the plan expire, are cancelled or are exercised, the number of Common Shares reserved for issuance under such expired, cancelled or exercised options automatically become eligible to be reallocated pursuant to new stock options under the Option Plan.

The aggregate number of Common Shares issuable under the Option Plan, combined with all Common Shares issuable under all other security based compensation arrangements, to related persons cannot exceed 10% of the issued and outstanding Common Shares at any time; and the number of Common Shares issued to related persons in aggregate, within any one-year period under the Option Plan and any other securities based compensation arrangement cannot exceed 10% of the issued and outstanding Common Shares.

The exercise price of the Common Shares subject to each option shall be determined by the Compensation Committee of the Board of Directors of the Corporation at the time the option is granted and shall be equal to the closing price of the Common Shares on the TSX immediately preceding the time of grant (“Fair Market Value”).

Options granted under the Option Plan generally vest over a four-year period and may be exercised in whole or in part at any time as follows: 25% on or after the first anniversary of the grant date and an additional 6.25% on the first day of each calendar quarter following the first anniversary of the grant (so that 100% of the options shall have vested on the fourth anniversary of the date of the grant). Options expire on the sixth anniversary of the date of the grant; provided that, should the expiry date of any vested option fall on, or within nine trading days immediately following, a date upon which the participant is prohibited from exercising such option due to a Black-out Period or other trading restriction imposed by the Corporation, then the expiry date of such option shall instead be ten trading days following the date the relevant Black-out Period or other trading restriction imposed by us is lifted, terminated or removed.

To the extent permitted by applicable laws and the regulations of any stock exchange on which the Common Shares may be traded, if applicable, upon written request of a participant, the Corporation may, in its sole discretion, permit a “cashless exercise” by allowing a participant to satisfy the payment obligations on exercise of options by reducing the number of Common Shares received by a participant upon exercise of options by a number of Common Shares representing the number of Common Shares required to satisfy the aggregate exercise price if such Common Shares were sold at the closing price of the Common Shares on the stock exchange on which the Common Shares are traded on the trading day immediately preceding the day on which the option is exercised

Notwithstanding the vesting periods set forth above or in a stock option agreement, in the event of a change of control (including any transaction pursuant to which the Corporation goes out of existence, any person acquires direct or indirect beneficial ownership of greater than 50% of the voting securities, the sale of all or substantially all of the assets, the dissolution or liquidation of the Corporation or the occurrence of a transaction requiring approval of the shareholders involving the acquisition of the Corporation by an entity through purchase of assets, by amalgamation or otherwise), the board may, in its sole discretion, deal with the options granted under the plan in the manner it deems fair and reasonable in light of the circumstances of the transaction.  Without limiting the generality of the foregoing, the board may, without any action or consent required on the part of any participant:

(i)            accelerate the vesting of any or all outstanding options to provide that such outstanding options shall be fully vested and conditionally exercisable upon (or prior to) the completion of the change in control,

(ii)           effect a “cashless exercise”, by applying a portion of the proceeds that would be received by a participant from the change in control transaction to the exercise price payable by that participant for the exercise of his or her options, and, as applicable, issuing the balance of the shares, or paying the balance of the proceeds, to the participant, or

(iii)          make such adjustments to the number and kind of shares which thereafter may be offered and sold to participants under the plan as it may deem equitable.

The Corporation’s employees, officers, directors and consultants are entitled to participate in the Option Plan while they are engaged with the Corporation. If a participant under the Option Plan dies or becomes disabled while engaged with the Corporation or retires from engagement with the Corporation or is terminated without cause, the right of that participant (or of that participant’s legal representative) to participate in the Option Plan terminates as of the date of death, disability, retirement or termination, as may be applicable, but any vested options may be exercised within 90 days of that event (unless such options terminate earlier pursuant to their terms) and any unvested options terminate immediately on the date of that event. If a participant under the Option Plan is terminated by the Corporation for cause, all options terminate immediately on the date of that termination.  In the event that a participant has violated any obligations to the Corporation set out in any agreements with the Corporation (or applicable at law) then all unexercised options which have otherwise vested in the participant shall become immediately null and void and neither exercisable nor enforceable.

Except in the event of the death of a participant, in which case the vested options may be exercised for 90 days after the participant’s death by his or her personal representatives, options granted under the Option Plan may only be exercised during the lifetime of a participant by such participant personally.  No assignment or transfer of options, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such options whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such options will terminate and be of no further force or effect.

The Option Plan is administered by the Compensation Committee, which has authority and discretion, subject to the express provisions of the Option Plan, to interpret the Option Plan, to amend the Option Plan and to make all other determinations deemed necessary or advisable for the administration of the Option Plan.  The board shall have the right, in its sole discretion, to amend, suspend or terminate the Option Plan or any portion thereof at any time, in accordance with applicable legislation, without obtaining the approval of shareholders; provided that any amendment to any provision of the Option Plan will be subject to any required regulatory approval, stock exchange rules and the provisions of applicable law, if any, that require the approval of shareholders.  Since the Common Shares are listed for trading on the Toronto Stock Exchange, the Corporation is required to obtain the approval of its shareholders for any amendment related to:

(i)            increasing the maximum number or percentage of Common Shares which are reserved for issuance under the Option Plan,

(ii)           reducing the exercise price for outstanding options or cancelling options for the purpose of issuing new options,

(iii)          extending the term of any outstanding options benefiting an insider of the Corporation,

(iv)          increasing limits on non-employee director participation,

(v)           increasing the number of Common Shares reserved for issuance to any one person under the plan, and

(vi)          amending the plan to allow an option holder to transfer options other than by will or pursuant to laws of succession.

As at the date of this circular, there were outstanding options granted pursuant to the plan to purchase up to an aggregate of 4,253,421 Common Shares or 13.0% of the outstanding Common Shares and 186,052 options which were exercised or 0.6% of the outstanding Common Shares.  The Option plan is a “rolling” option plan and options up to 15% of the outstanding Common Shares have been authorized under the plan.  As a result, this number will increase if and as the issued and outstanding share capital of the Corporation increases.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

There was no indebtedness owed to the Corporation during the fiscal year ended December 31, 2009 by any individual who was a director, executive officer and senior officer of the Corporation (and any associate of the foregoing).

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

H. David Graves, the Chief Executive Officer and Chairman of the board of directors of IMRIS, exercises control over Norpine Holdings Inc. (“Norpine”), a significant shareholder of IMRIS.  IMRIS was incorporated by Mr. Graves in May 2005 to acquire the assets of Innovative Magnetic Resonance Imaging Systems Inc.  Other than Mr. Graves, no director, executive officer or shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding Common Shares of IMRIS or known associate or affiliate of any such person, has or had any material interest, direct or indirect, in any transaction within the last three years or in any proposed transaction, that has materially affected or will materially affect IMRIS.

IMRIS leases air travel time from 5343381 Manitoba Ltd., a company which is wholly owned by Mr. Graves.  The amount charged to travel expenses during the year ended December 31, 2009 with respect to transactions with this related party totaled $740,940 (2008 - $382,832) and were transacted on a cost recovery basis and recorded at the exchange amount.  The payable balance owing to 5343381 Manitoba Ltd. as at December 31, 2009 was $Nil (2008 - $41,580).  Management has compared the amounts paid by IMRIS for these services against the amounts charged by third parties for similar services and has concluded that the rates charged by 5343381 Manitoba Ltd. are competitive with market rates.  Management monitors the competitiveness of these rates and may obtain similar services from a third party should they become available at lower rates.

The Corporation contracts consulting services from Hobson Equities Inc. which is controlled by Blaine Hobson, a director of IMRIS Inc.  The amount charged to professional fees during the year ended December 31, 2009 totaled $Nil (December 31, 2008 — $96,000).  The transactions were priced using arms length pricing and were recorded at the exchange amount.  The payable balance owing as at December 31, 2009 was $Nil (December 31, 2008 - $Nil).

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board and senior management of the Corporation consider good corporate governance to be central to the effective operation of the Corporation. As part of the Corporation’s commitment to effective corporate governance, the Board, with the assistance of the Audit and Governance Committee, monitors changes in legal requirements and best practices.

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Corporation. National Policy 58-201 Corporate Governance Guidelines (“NP-201”) establishes corporate governance guidelines which apply to all public companies.  These guidelines are not intended to be prescriptive but to be used by issuers in developing their own corporate governance practices. Pursuant to National Policy 58-101 Disclosure of Corporate Governance Practices (“NP 58-101”) which came into effect for financial years ending on or after June 30, 2005, the Corporation is required to disclose its corporate governance practices.

The Board and the Corporation have devoted significant attention and resources to ensuring that the Corporation’s system of corporate governance meets or exceeds applicable legal and stock exchange requirements.  Of particular note, the Board together with the Corporation adopted a Code of Business Conduct and Ethics (the “Code”) applicable to all directors, officers and employees of the Corporation.  With input from the relevant committees, the Board also devised the charters of the Audit and Governance Committee and the Compensation Committee.  The Corporation’s AIF for its 2009 fiscal year is filed on SEDAR at www.sedar.com and contains, among other things, the full text of the charter of the Audit and Governance Committee.

Set out below is a description of certain corporate governance practices of the Corporation.

Board of Directors

National Policy 58-201 recommends that boards of directors of reporting issuers be composed of a majority of independent directors. With four of six of the Corporation’s current directors considered independent, the Board is composed of a majority of independent directors.  The four independent directors are: Robert Courteau, Carey Diamond, William Fraser and David Leslie.  Two directors have material relationships with the Corporation and are therefore not independent. David Graves, President and Chief Executive Officer of the Corporation, is considered to have a material relationship with the Corporation by virtue of his executive officer position and shareholdings.  Blaine Hobson, a director of the Corporation, is considered to have a material relationship with the Corporation by virtue of consulting services that Mr. Hobson has provided to the Corporation in 2008.

The Corporation takes steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management.  The independent directors are encouraged to hold meetings and/or discussions without the attendance of management if and when necessary, including during or after the regularly scheduled quarterly Board meetings.  The Audit and Governance Committee also has discussions with the auditors without management present.  The independent directors have unfettered access to information regarding the Corporation’s activities, and have the ability to engage outside advisors and the power to meet independently of Management.

The Chairman of the Board is considered to have a material relationship with the Corporation by virtue of being the Chief Executive Officer of the Corporation and is therefore deemed not to be an independent director by NP 58-101.  However, given the background of the current Chairman and the role of the chair in ensuring that adequate and proper information is made available to the Board, a crucial element for effective corporate governance, in the Board’s view the role of chair is best filled by the Chairman who has intimate knowledge of the Corporation.

Board Mandate

The Board is responsible for the overall stewardship of the Corporation.  The Board discharges this responsibility directly and through delegation of specific responsibilities to committees of the Board, the Chairman and officers of the Corporation, all as more particularly described in the Board Mandate adopted by the Board.

As set out in the Board Mandate, the Board has established two committees to assist with its responsibilities: the Audit and Governance Committee; and the Compensation Committee.  Each of the Audit and Governance Committee and the Compensation Committee has a charter defining its responsibilities.  The Board does not have an executive committee.

The Board Mandate is attached as Appendix “B” to this Circular.

Audit and Governance Committee

The directors have appointed an Audit and Governance Committee consisting of entirely of independent directors, being, Carey Diamond, William Fraser and David Leslie, all of whom are financially literate within the meaning of Multilateral Instrument 52-110 (Audit Committees).  The responsibilities and mandate of the Audit and Governance Committee are set out in an Audit and Governance Committee Charter.  The primary purposes of the Audit and Governance Committee are to:

•      manage, on behalf of the Corporation’s shareholders, the relationship between the Corporation and its external auditor and enhance the independence of the external auditor,

•      assist the board in meeting its financial oversight responsibilities, oversee the audit and financial reporting process and increase the credibility and objectivity of financial reporting,

•      oversee the design, implementation and ongoing effectiveness of a system of internal controls,

•      oversee the process by which the Corporation assesses and manages risk, and

•      identify candidates for director positions.

The Audit and Governance Committee is also responsible for:

•      establishing procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting practices, financial reporting, internal accounting controls or auditing matters,

•      establishing procedures for the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters, and

•      monitoring compliance with the Corporation’s Whistleblower Protection Policy on Financial Matters.

The Audit and Governance Committee also takes a leadership role in shaping the Corporation’s corporate governance practices by overseeing and assessing the functioning of the board and the committees of the board and developing, implementing and assessing effective corporate governance processes and practices. It is also responsible for reviewing and recommending the adoption of the Corporation’s strategic corporate policies, including its Disclosure and Confidentiality Policy, Insider Trading Policy, Code of Business Conduct and Ethics, and other relevant policies associated with ensuring an effective system of corporate governance and for overseeing the investigation of any alleged breach of any of these policies.

Compensation Committee

The board has appointed a Compensation Committee consisting of three directors being Robert Courteau, Carey Diamond and Blaine Hobson, the majority of whom are independent.  The Compensation Committee ensures the independence of its actions by requiring the presence of a majority of independent directors to convene any meeting of the Compensation Committee.  The responsibilities and mandate of the Compensation Committee are set out in a Compensation Committee Charter.  The primary purposes of the Compensation Committee are to:

•      assist the board in discharging the board’s oversight responsibilities relating to the compensation, development, succession and retention of the Chief Executive Officer, President and senior management,

•      establish fair and competitive compensation and performance incentive plans.

Code of Business Conduct and Ethics

The Board approved the Code of Business Conduct and Ethics (The ‘Code”) on September 20, 2007.  The Code sets out in detail the core values and the principles by which the Corporation is governed and addresses topics such as: honest and ethical conduct and conflicts of interest; compliance with applicable laws and Corporate policies and procedures; public disclosure and books and records; use of corporate assets and opportunities; confidentiality of corporate information; and reporting responsibilities and procedures.

The code has been filed on and is accessible through SEDAR at www.sedar.com and on the Corporation’s website at www.imris.com.

The Board, through the Audit and Governance Committee, receives reports on compliance with the code.  The Board has not granted any wavier of the Code in favour of any directors, officers or employees since the Code was adopted by the Board.  Accordingly, no material change has been required or filed.

Prior to the Corporation entering into any “Related Transaction”, the Audit and Corporate Governance Committee must review the transaction and recommend its approval or rejection by the Board.  A “Related Transaction” means a business transaction or contract between the Corporation and a party in which a director or officer has a direct or indirect interest.  This direct or indirect interest could exist by virtue of the following:

i)                 the party is the director or officer;

ii)              the director or officer, or their relative or spouse, is on the board of directors or is an officer of the party entering into such a business transaction with the Corporation; or

iii)          the director or officer, or their relative or spouse, has a financial interest in the party entering into such a business transaction with the Corporation.

The Board has approved a number of policies and procedures to provide guidance to employees concerning business conduct.  The Corporation has created a document which references all policies and guidelines that employees are expected to comply to.  This document includes the following policies:

•      Code of Business Conduct and Ethics

•      Corporate Disclosure and Confidentiality Policy

•      Insider Trading Policy

•      Whistleblower Protection Policy on Financial Matters

Employees are provided these policies when starting their employment with the Corporation and are asked to acknowledge, accept and comply with the policies.  Annually, all employees are required to read the policies and acknowledge that they comply with the policies.

Board and Committee Attendance of Directors

Since the beginning of the financial year ended December 31, 2009, the Board of Directors formally met five times, the Audit and Governance Committee formally met four times, and the Compensation Committee formally met twice in 2009.

Attendance records of the members of the Board of Directors and committee members with respect to fiscal 2007 are as follows:

Name	Board Meetings Attended/Scheduled	Committee Meetings Attended/Scheduled

H. David Graves	7/7 (100%)	N/A
Robert Courteau	7/7 (100%)	Compensation (2/2 (100%))
Carey Diamond	7/7 (100%)	Audit and Governance (4/4 (100%)) Compensation (2/2 (100%))
William Fraser	7/7 (100%)	Audit and Governance (4/4 (100%))
Blaine Hobson	7/7 (100%)	Compensation (2/2 (100%))
David Leslie	6/7 (86%)	Audit and Governance (3/4 (75%))

Directorships with Other Issuers

The Corporation and the Board recognize the significant commitment involved in being a member of the Board. Accordingly, the Code requires directors to notify the Chairman prior to serving on another corporate board of directors or with any governmental advisory or charitable organization.  The Audit and Governance Committee is responsible for evaluating whether continued membership on the Board is appropriate.

The following directors are currently directors of other reporting issuers:

H. David Graves	Great West Lifeco Inc (TSX)
William Fraser	Craig Wireless Systems Ltd. (TSX)
David Leslie	Enbridge, Inc. (TSX), Enbridge Gas Distribution Inc. (TSX), Sobeys Inc. (TSX), Empire Inc. (TSX) & Crombie Real Estate Investment Trust (TSX)

Position Descriptions

Position descriptions for the Chairs of the Audit and Governance Committee and the Compensation Committee are set out in the mandates of each of these Committees.

The CEO and Chairman is responsible for the overall management of the Corporation including directly supervising the senior management team.  The Board provides the CEO and Chairman with direction at regularly scheduled Board meetings.

Orientation and Continuing Education

The Audit and Governance Committee is responsible for the orientation and education of any new directors.  The committee, on behalf of the Board, ensures that every new director has the competencies, skills and time availability required to fill the position adequately.  The Corporation provides an orientation program to new directors.  The program consists of reports and meetings with senior management of the Corporation to review the business, technology and affairs.

The Corporation also provides directors with continuous opportunities to increase their knowledge and understanding of the Corporation’s business.  Briefings on strategic issues are conducted regularly, and typically include reviews of the competitive environment, the Corporation’s performance relative to its peers, and any other developments that could materially affect the Corporation’s business.

As set out by its charter, the Audit and Governance Committee is to at least annually, formally review and make recommendations, on the composition of the Board and its committees, including a review of what skills the Board, as a whole, should possess and currently possesses.

Nomination of Directors

The Board does not have a Nominating Committee.  These responsibilities have been assigned to the Audit and Governance Committee under its charter.  The committee has the responsibility for proposing new directors to the Board.  The committee will review annually the competencies and skills the Board, as a whole should possess and currently possesses and review the appropriate size of the Board in order to facilitate effective decision-making.

Assessments

The Board, its committees and individual directors are currently not formally assessed with respect to their effectiveness and contribution.  The Chairman of the Audit and Governance Committee annually receives feedback from the other directors to assess the effectiveness of the operation of the Board, its committees and individual directors.  When required, he recommends improvements to the Board.

ADDITIONAL INFORMATION

Financial information for the financial year ended December 31, 2009 is provided in the Corporation’s consolidated financial statements and management’s discussion and analysis (“MD&A”) which are included in the Annual Report.  Securityholders who wish to be added to the mailing list for the annual and interim financial statements and MD&A should complete the appropriate sections of the proxy or contact the Corporation’s Chief Financial Officer undersigned at 100-1370 Sony Place, Winnipeg Manitoba, R3T 1N5.

The Corporation’s Annual Report for the fiscal period ended December 31, 2009 (including the consolidated financial statements and MD&A) and other information relating to the Corporation is available on SEDAR at www.sedar.com.

SHAREHOLDER PROPOSALS

The Canada Business Corporations Act permits certain eligible shareholders of the Corporation to submit shareholder proposals to the Corporation, which proposals may be included in a management proxy circular relating to an annual meeting of shareholders, the final day by which the Corporation must receive share holder proposals for the next annual meeting of the shareholders of the Corporation is 90 days before March 27, 2011.

DIRECTORS’ APPROVAL

The undersigned hereby certifies that the directors of the Corporation have approved the contents and the sending of this Circular.

DATED:  March 15, 2010

H. David Graves
Chairman and Chief Executive Officer
IMRIS Inc.
Winnipeg, Manitoba

APPENDIX “A”

IMRIS INC.

STOCK OPTION PLAN

1.             Purpose of the Plan

The purpose of the Stock Option Plan (the “Plan”) is to assist IMRIS Inc. (the “Company”) and its subsidiaries in attracting, retaining and motivating directors, officers, employees and consultants by providing such persons the opportunity to participate in the growth and development of the Company, and to provide such persons with the opportunity to acquire an increased proprietary interest in the Company.  This Plan amends and restates the IMRIS Inc. Second Amended and Restated Stock Option Plan dated on or about August, 2008 (the “Prior Plan”) in its entirety and all options to purchase shares of the Company granted pursuant to the Prior Plan prior to the date hereof shall, hereafter, be governed by this Plan.

2.             Definitions

In this Plan:

(a)           “Associate” has the meaning ascribed thereto by NI 45-106;

(b)           “Blackout Period” means any period during which the then-current Insider Trading Policy of the Corporation (or any other policy of similar intent, however named) prevents an Option holder from exercising an option or otherwise dealing with shares of the Company;

(c)           “Board” means the board of directors of the Company;

(d)           “Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Toronto are open for business during normal banking hours;

(e)           “Change in Control” means the happening of any of the following events: (i) any transaction pursuant to which (A) the Company goes out of existence or (B) any person, or any Associate or Related Entity of such person, (other than: the Company, a Related Entity of the Company or an employee benefit plan of the Company (including any trustee of such plan acting as trustee)) hereafter acquires the direct or indirect “beneficial ownership” (as such term is defined in the Canada Business Corporations Act) of securities of the Company representing 50% or more of the aggregate voting power of all of the Company’s then issued and outstanding securities; (ii) the sale of all or substantially all of the Company’s assets to a person other than a person that was a Related Entity; (iii) the dissolution or liquidation of the Company except in connection with the distribution of assets of the Company to one or more persons which were Related Entities prior to such event; or (iv) the occurrence of a transaction requiring approval of the Company’s shareholders involving the acquisition of the Company by an entity through purchase of assets, by amalgamation or otherwise;

(f)            “Closing Price” means the closing price of the Common Shares on the Exchange on the indicated trading day, provided that if there were no trades of the Common Shares on such trading day, the Closing Price shall mean the average of the bid and ask prices in respect of the Common Shares at the close of trading on such trading day;

(g)           “Committee” means the compensation committee appointed by the Board to administer the Plan.  All references in the Plan to the Committee shall mean the Board if no committee has been appointed or if the Board acts in the compensation committee’s stead;

(h)           “Common Shares” means the common shares of the Company, or, in the event of an adjustment contemplated in Section 9 hereof, such other shares to which a Participant may be entitled upon the exercise of an Option as a result of such adjustment;

(i)            “Company” means IMRIS Inc.;

(j)            “Consultant” means (i) a person or company, other than an Employee or a Director, that:

(i)            is engaged to provide services to the Company or to a Related Entity of the Company, other than services provided in relation to a distribution, under a written contract having a term of at least one year between the Company or the Related Entity and the person or a consultant company or consultant partnership of the person; and

(ii)           in the Company’s opinion, spends or will spend a significant amount of time and attention on the affairs and business of the Company or of a Related Entity of the Company;

and, for the purposes of this paragraph, “consultant company” means, for any individual Consultant, a company of which the individual Consultant is an employee or shareholder and “consultant partnership” means, for any individual Consultant, a partnership of which the individual Consultant is an employee or partner and “Consultant” includes Registered Retirement Savings Plans or Registered Retirement Income Funds established by or for any individual Consultant or under which any individual Consultant is the beneficiary;

(k)           “Date of Grant” means the date a Participant is granted an Option to purchase Option Shares by resolution of the Board or, if the grant is authorized by the Board during a Blackout Period, by action of the Chief Executive Officer;

(l)            “Director” means a person occupying the position of director on the Board or any of its’ subsidiaries;

(m)          “Employee” means a current full time permanent employee of the Company or its Affiliated Entities and includes any Registered Retirement Savings Plan or Registered Retirement Income Fund established by or for an Employee (or under which an Employee is the beneficiary);

(n)           “Exchange” means the Toronto Stock Exchange or, if the Common Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange or quotation system on which such shares are listed, posted for trading or quoted as may be selected by the Committee;

(o)           “Exercise Date” means the date the Company receives from a Participant a completed Stock Option Purchase Form with payment for the Option Shares being purchased;

(p)           “Fair Market Value” at any date shall be equal to the Closing Price on the trading day immediately preceding any given Date of Grant, unless the relevant grant of Options occurs after the close of trading on the Date of Grant, in which case the Fair Market Value shall be equal to the Closing Price on the Date of Grant;

(q)           “NI 45-106” means National Instrument 45-106 — Prospectus and Registration Exemptions of the Canadian Securities Administrators as may be amended, restated and/or supplanted from time to time;

(r)            “Option” means an option to purchase Common Shares from the treasury of the Company granted to a Participant pursuant to this Plan;

(s)           “Option Price” means the exercise price per share at which a Participant may exercise any Option and thereby purchase Option Shares;

(t)            “Option Shares” means the Common Shares of the Company which a Participant is entitled to purchase pursuant to the exercise of any Options;

(u)           “Outstanding Issue” means the number of Common Shares that are outstanding at any given date;

(v)           “Participant” means any Director, Employee and/or Consultant to whom an Option is granted pursuant to the Plan and remains unexercised;

(w)          “Plan” means this IMRIS  Inc. Stock Option Plan, as may be amended and restated from time to time;

(x)            “Post-Blackout Period Price” means the Closing Price on the first Business Day following the date on which the relevant Blackout Period has expired, unless the relevant grant of Options occurs after the close of trading on the Date of Grant, in which case the Post-Blackout Period Price shall be equal to the Closing Price on the Date of Grant;

(y)           “Related Entity” has the meaning ascribed thereto by NI 45-106;

(z)            “Related Person” shall have the meaning ascribed thereto in NI 45-106;

(aa)         “Stock Option Agreement” means the stock option agreement to be entered into between the Company and a Participant of the Plan, substantially in the form annexed as Schedule “A” hereto, upon the grant of an Option to a Participant, and any other agreements entered into between the Company and a Participant relating to the terms and conditions of that Participant’s Options;

(bb)         “Stock Option Purchase Form” means the stock option purchase form to be executed by a Participant upon the exercise of an Option substantially in the form annexed as Schedule “B” hereto; and

(cc)         “Vesting Period” means the period(s) referred to in Section 6 hereof (or such other period(s) as may be set out in the Stock Option Agreement of a Participant) that determines when a Participant may purchase the Option Shares.

3.             Eligibility

Participation in the Plan shall be limited to Participants who are designated from time to time by the Committee.  Participation shall be voluntary and the Committee shall determine the extent to which any Participant shall be entitled to participate in the Plan.

4.             Number of Option Shares and Limitations on Issuance

Subject to adjustment in accordance with Section 6 or 9 hereof, the number of Option Shares issuable under this Plan at any particular date shall be fifteen percent (15%) of the Outstanding Issue at such date, provided that any increase in the issued and outstanding Common Shares will result in an increase in the available number of Common Shares issuable under the Plan, any exercises of Options will make new grants available under the Plan effectively resulting in a re-loading of the number of Options available to grant under the Plan.

No fractional shares may be purchased or issued hereunder.  Subject to the foregoing, the number of Option Shares that a Participant is entitled to purchase under the Plan will be determined by the Committee.  In addition, during a Blackout Period, the Committee may determine the number of Option Shares that a Participant is entitled to be granted under the Plan and may authorize the Chief Executive Officer of the Company to grant such Options to such Participants on the second Business Day following the date on which the relevant Blackout Period has expired.

If the Common Shares are listed for trading on the Exchange, the following restrictions shall apply to this Plan as well as all other plans or stock option agreements to which the Company may be a party:

(i)            the aggregate number of Common Shares reserved for issuance to Related Persons at any time shall not exceed ten percent (10%) of the Outstanding Issue; and

(ii)           Related Persons shall not be issued, within any twelve month period, a number of Common Shares which exceeds ten percent (10%) of the Outstanding Issue.

5.             Exercise Price for Option Shares

The Committee shall advise each Participant designated to participate in the Plan of the number of Option Shares such Participant is entitled to purchase and the Option Price at which the Option Shares may be purchased and the Vesting Period. The Option Price at which the Option Shares may be purchased under the Plan shall be fixed by the Committee and shall be equal to the Fair Market Value of the Common Shares of the Company as at the date of the option grant.  Notwithstanding the foregoing, if, during a Blackout Period, the Committee has determined the number of Option Shares that a Participant is entitled to purchase under the Plan and has authorized the Chief Executive Officer of the Company to grant such Options to such Participants on the second Business Day following the date on which the relevant Blackout Period has expired, the Option Price for such Option Shares shall be equal to the Post-Blackout Period Price.

6.             Vesting

Unless otherwise approved by the Board and agreed to in writing by the Company in the Stock Option Agreement to be executed by a Participant, the Options granted under the Plan must be exercised within a period of six (6) years from the Date of Grant, failing which the Option shall expire; provided that, should the expiry date of any vested Option fall on, or within nine (9) trading days immediately following, a date upon which a Participant is prohibited from exercising such Option due to a Blackout Period or other trading restriction imposed by the Company, then the expiry date of such Option shall instead be ten trading days following the date the relevant Blackout Period or other trading restriction imposed by the Company is lifted, terminated or removed.

Unless otherwise approved and/or amended by the Board and specifically set forth in a Stock Option Agreement, the vesting periods within this six (6) year period during which Option Shares or a portion thereof vest and may be exercised by a Participant shall be as follows:

(a)           25% of the Options granted shall vest on the first anniversary of the Date of Grant; and

(b)           6.25% of the Options granted shall vest on the first day of each calendar quarter following the first anniversary of the Date of Grant;

so that on the fourth anniversary of the Date of Grant, all of the Options granted will have vested and will be exercisable until the sixth anniversary of the Date of Grant.

Notwithstanding any particular Vesting Period the Board may, in its sole discretion, by written notice to any Participant, accelerate the vesting of all or any portion of any Option so that any such Option may become immediately fully vested and exercisable.  In such circumstances, the Board may by written notice require a Participant to exercise any such Option within 30 days of the date of such written notice, failing which exercise such Participant’s right to exercise such Option and purchase the Option Shares underlying such Option shall immediately lapse and be of no further force or effect.

Notwithstanding any particular Vesting Period, in the event of a Change in Control, the Board may, in its sole discretion and without any action or consent required on the part of any Participant and notwithstanding any Stock Option Agreement, deal with the Options granted under the Plan in the manner it deems fair and reasonable in light of the circumstances of the Change in Control, including, without limiting the generality of the foregoing:

(a)           Accelerating the vesting of any or all outstanding Options to provide that such outstanding Options shall be fully vested and conditionally exercisable upon (or prior to) the completion of the Change in Control, provided, however, that the Board shall not, in any case, authorize the exercise of Options pursuant to this Section beyond the date of expiry of such Options.  Unless otherwise determined by the Board, if the Board elects to accelerate the vesting of any Options, and if any such Options are not exercised within ten (10) Business Days following the giving of the notice contemplated below, such unexercised Options shall terminate and expire upon the completion of the proposed Change in Control.  If, for any reason, the Change in Control does not occur within the contemplated time period, the acceleration of the vesting of the Options shall be retracted and vesting shall instead revert to the manner provided in the second paragraph of this Section.

(b)           Effect a “cashless exercise”, by applying a portion of the proceeds that would be received by a Participant from the Change in Control transaction to the exercise price payable by that Participant for the exercise of his or her Options, and, as applicable, issuing the balance of the shares, or paying the balance of the proceeds, to the Participant.

(c)           To the extent that the Change in Control would also result in a capital reorganization, arrangement, amalgamation or reclassification of the share capital of the Company and the Board does not accelerate the vesting of Options pursuant to this Section, the Company shall make adequate provisions to ensure that, upon completion of the proposed Change in Control, the number and kind of shares subject to outstanding Options and/or the Option Price per share of Options shall be appropriately adjusted in such manner as the Board considers equitable to prevent substantial dilution or enlargement of the rights granted to Participants.

Upon the Company entering into an agreement relating to and publicly announcing a transaction which, if completed, would result in a Change in Control, the Company shall give written notice of the proposed Change in Control to each Participant that holds Options at such date, together with a description of the effect of such Change in Control on outstanding Options, not less than ten (10) Business Days prior to the closing of the transaction resulting in the Change in Control

7.             Payment and Conditions of Exercise of Options

Subject to Section 6, from time to time and at any time after the vesting of any Options and prior to the lapse of such Options, a Participant may elect to purchase all or a portion of the Option Shares available for purchase by delivering to the Company a completed Stock Option Purchase Form and payment in full of the purchase price for such Option Shares.  Such Stock Option Purchase Form shall specify the number of Option Shares the Participant desires to purchase.  Payment may be made certified cheque, bank draft, money order or the equivalent payable to the order of IMRIS Inc.  To the extent permitted by applicable laws and the regulations of the Exchange, if applicable, upon written request of the Participant, the Company may, in its sole discretion, opt to permit to allow the Participant to satisfy the foregoing payment obligations by reducing the number of Option Shares received by the Participant upon exercise of the Options by a number of Option Shares representing the number of Shares required to satisfy the aggregate exercise price if such Shares were sold at the Fair Market Value of the Common Shares determined at the time of exercise.

In the event that the Option Shares are not listed on the Exchange as at the date of an exercise of an Option, it shall be a condition precedent to the exercise of any Option that the Participant agree to be bound by the terms of any unanimous shareholders agreement or similar agreements generally applicable to all of the shareholders of the Company then in force, and further that the Participant agree to enter into voting trust generally applicable to employee shareholders of the Company then in force and provide a power of attorney in support of such voting trust.

8.             Share Certificates

Upon exercise of the Option and payment in full of the purchase price the Company shall cause to be delivered to the Participant within a reasonable period of time a duplicate certificate or certificates in the name of the Participant representing the number of Option Shares the Participant has purchased.  In the event that the Shares are not listed on the Exchange as at the date of an exercise of an Option, the original share certificate(s) may be held in trust by the Company, to ensure compliance with the terms and conditions of the Plan, the Stock Option Agreement, and any shareholders agreement of the Company in effect and applicable to the Participant at such time.

9.             Adjustment in Shares

Appropriate adjustments in the number of Common Shares subject to the Plan and, as regards Options granted or to be granted, in the number of Common Shares optioned and in the Option Price, shall be made by the Committee to give effect to adjustments in the number of Common Shares resulting from sub-divisions, consolidations or re-classifications of the Common Shares or other relevant changes in the authorised or issued capital of the Company.

Furthermore, in the event of a Change in Control, the Board may, in its sole discretion, deal with the Options issued under the Plan in the manner it deems fair and reasonable in light of the circumstances of the change, including without limitation, taking any of the actions outlined in Section 6 hereof and/or making such other adjustments to the number and kind of shares which thereafter may be offered and sold to Participants under the Plan as it may deem equitable.

10.          Termination of Participant

Unless otherwise approved by the Board or agreed to in writing by the Company in the Stock Option Agreement to be executed by a Participant, the following terms shall apply:

(a)           In the event that:

(i)            a Participant’s employment with the Company or any of its subsidiaries is terminated; or

(ii)           the services with the Company or any of its subsidiaries of a Participant who is a Consultant are terminated; or

(iii)          a Participant who is a Director shall cease to be a Director (provided that if Director is also an Employee, clause (i) must also apply)

for any reason other than (A) for cause (as defined in accordance with a Participant’s employment or other applicable agreement, or, if not so defined, as determined by applicable law) or (B) as a result of death or disability of a Participant (any such event being referred to as a “Termination without Cause”), then this Section 10(a) shall apply.  The date on which a Participant is notified of a Termination without Cause is hereinafter referred to in this Section 10(a) as the “Termination Date”.  On a Termination without Cause, a Participant may exercise the Option to purchase any Option Shares that have vested prior to the Termination Date for a period of ninety (90) days following after the Termination Date (but in no event after the expiry of any Options held).  Upon the expiry of such 90-day period, all unexercised Options held by the Participant shall lapse.  For the purposes of this Plan, the transfer of the Employee’s employment to the Company from any Related Entity or from the Company to any Related Entity of the Company shall not be considered a termination of employment and the Employee’s rights under the Option shall be the same as if such transfer had not occurred.  In the event that the Participant has violated any obligations to the Company set out in any agreements with the Company (or applicable at law) pertaining to (i) non-disclosure of the confidential information of the Company, (ii) ownership of inventions, or (iii) dealings with employees or customers of the Company, then all unexercised options which have otherwise vested in the Participant shall become immediately null and void and neither exerciseable or enforceable.

(b)           In the event that an Employee’s employment or Consultant’s services with the Company or any of its subsidiaries is terminated by reason of death or disability or a Director shall cease to be a Director on the Board by reason of death or disability, then the applicable Participant, or the Participant’s personal representatives, may exercise the Option for any Option Shares that have vested at the time such employment, services or board position is terminated at any time during the ninety (90) day period following the date of such termination of employment, services or Board position (but in no event after the expiry of any Options held), and upon the expiry of such 90-day period, all unexercised Options held by the Participant (or the Participant’s personal representatives, as applicable) shall lapse.

(c)           In the event that an Employee’s employment or Consultant’s services with the Company or any of its subsidiaries is terminated for cause or a Director shall cease to be a Director for breach of fiduciary duty (as defined in accordance with the Participant’s employment or other applicable agreement, or, if not so defined, as determined by applicable law), then all vested and unexercised Options held by the Participant shall lapse immediately upon the delivery to the Participant of the notice of termination.

Notwithstanding the provisions of this Section 10, the Board of Directors may, in its discretion, at any time prior to or following the events contemplated in this Section 10, permit the exercise of any or all Options held by an Participant in the manner and on the terms authorized by the Board, provided that the Board shall not, in any case, authorize the exercise of an Option pursuant to this Section 10 beyond the expiration of the exercise period of the particular Option.

11.          Transfer and Assignment

Subject to Section 10 hereof, Options granted under this Plan may only be exercised during the lifetime of a Participant by such Participant personally and no assignment or transfer of Options, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Options will terminate and be of no further force or effect.  The obligations of each Participant shall be binding on his or her heirs, executors and administrators.

12.          Employment, Consulting and Board Position Non-Contractual

The granting of an Option to a Participant under the Plan does not confer upon the Participant any right to continue in the employment of the Company or any of its subsidiaries, or as a member of the Board, as the case may be, nor does it interfere in any way with the rights of the Employee or Consultant or of the

Company’s rights to terminate the Employee’s employment or Consultant’s services at any time or of the shareholders’ right to elect directors.

13.          Rights and Obligations as Shareholders

Participants shall not have any rights as a shareholder with respect to Option Shares until:

(a)           full payment has been made to the Company;

(b)           a share certificate or share certificates have been duly issued; and

(c)           the Participant becomes a party to any existing unanimous shareholders’ agreement and/or any other agreement or voting trust generally applicable to Employees and/or Consultants of the Company.

14.          Administration and Application of The Plan

The Plan shall be administered by the Committee.  The Committee shall have the power to interpret and construe the terms and conditions of the Plan and the Options.  Any determination by the Committee shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board.  The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or any Related Entity of the Company, or to such outside advisors or consultants to the Company, as the Committee shall determine.  In the Stock Option Agreement applicable to a Participant, the Company may modify the terms of this Plan applicable to such Participant, provided that the approval of the Board is obtained for any such modifications and provided further that such modifications are permissible under securities legislation and, if the Common Shares are listed for trading on the Exchange, the rules of the Exchange.

15.          Notices

All written notices to be given by a Participant to the Company may be delivered personally or by registered mail, postage prepaid, addressed as follows:

IMRIS Inc

100 - 1370 Sony Place

Winnipeg, Manitoba

Canada, R3T 1N5

Attention:              Executive Vice President and Chief Financial Officer

Any notice given by a Participant pursuant to the terms of the Option shall not be effective until actually received by the Company at the above address.  Any notice to be given to a Participant shall be sufficiently given if delivered personally (which shall be deemed to be effective at the time of delivery), by facsimile transmission or electronic mail (which shall be deemed to be effective one day after transmission), or by postage prepaid mail to the last address of the Participant on the records of the Company (which shall be deemed to be effective five days after mailing).

16.                               Corporate Action

Nothing contained in the Plan or in the Option shall be construed so as to prevent the Company or any Related Entity of the Company from taking corporate action that is deemed by the Company or the Related Entity to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan.

Amendments

The Board shall have the right, in its sole discretion, to amend, suspend or terminate this Plan or any portion thereof at any time, in accordance with applicable legislation, without obtaining the approval of shareholders; provided that any amendment to any provision of the Plan will be subject to any required regulatory approval and the provisions of applicable law, if any, that require the approval of shareholders.  Notwithstanding the foregoing, if the Common Shares are listed for trading on the Exchange, the Company will be required to obtain the approval of the shareholders of the Company for any amendment related to: (i) the maximum number or percentage of Common Shares issuable under the Plan; (ii) a reduction in the Option Price of outstanding Options or cancellation of Options for the purpose of issuing new Options; (iii) an extension to the term of outstanding Options; (iv) increasing limits on non-employee director participation; (v) Section 4 of the Plan which would increase the number of Common Shares reserved for issuance to insiders, at any time, or issued to insiders within any one year period, under the Plan; or (vi) Section 11 which would allow an Option holder to transfer Options other than by will or pursuant to laws of succession. Subject to compliance with the applicable rules of the Exchange, no amendment, suspension or termination will alter or impair any Options under the Plan, or any rights pursuant thereto, granted previously to any Participant without the consent of that Participant.

Notwithstanding any other provision of this Plan, if the Common Shares are listed for trading on the Exchange, the Option Price of any Options granted under this Plan must not be lower than the Fair Market Value of the Common Shares at the time the Option is granted.

Termination Of Plan

The Plan will terminate and, for greater certainty, all unexercised Options shall terminate and expire on the earliest of: (i) the date upon which no further Common Shares remain available for issuance pursuant to Options which may be granted under the Plan and no Options remain outstanding; (ii) if the Board of Directors accelerates the vesting of Options pursuant to any Change in Control, then upon the occurrence of such Change in Control, unless renewed for such further period and upon such terms and conditions as the Board may determine; and (iii) the tenth anniversary of the Plan.

Governing Law

The Plan is established under the laws of the Province of Manitoba and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of Manitoba and the laws of Canada applicable therein.

Government Regulation

The Company’s obligation to issue and deliver Common Shares under any Option is subject to:

(a)                                  the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

(b)                                 the receipt from a Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities law of any jurisdiction; and

(c)                                  the admission of such Option Shares to listing on any stock exchange on which Option Shares may then be listed.

In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities law and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.

22.          Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Company determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Company.  In such circumstances, the Company may require that a Participant pay to the Company, in addition to and in the same manner as the Option Price for the Option Shares, such amount as the Company is obliged to remit to the relevant taxing authority in respect of the exercise of the Option.  Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Participant for tax purposes.

23.                               Compliance with Exchange Rules

The Board may make changes to the terms of any Options or this Plan to the extent necessary or desirable to comply with any rules, regulations or policies of the Exchange, provided that the value of previously granted Options and the rights of Participants are not materially adversely affected by any such changes.

24.          Incentive Stock Options (US Participants)

The following provisions shall apply, in addition to the other provisions of this Plan that are not inconsistent therewith, to Options intended to qualify as incentive stock options (each, an “ISO”) under Section 422 of the United States’ Internal Revenue Code of 1986, as amended (the “Code”):

Options may be granted as ISOs only to individuals who are employees of the Company or any present or future “subsidiary corporation” or “parent corporation” as those terms are defined in Section 424 of the Code (collectively, “Related Corporations”) and Options shall not be granted as ISOs to non-employee Directors or independent contractors;

for purposes of Sections 4.6 and 4.7 hereof, “disability” in respect of an Participant shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code;

if a Participant ceases to be employed by the Company and/or all Related Corporations other than by reason of death or disability, Options shall be eligible for treatment as ISOs only if exercised no later than three (3) months following such termination of employment;

the Option Price in respect of Options granted as ISOs to employees who own more than ten percent (10%) of the combined voting power of all classes of stock of the Corporation or a Related Corporation (a “10% Stockholder”) shall be not less than one hundred and ten percent (110%) of the fair market value per Common Share on the Date of Grant and the term of any ISO granted to a 10% Stockholder shall not exceed five (5) years measured from the Date of Grant;

Options held by a Participant shall be eligible for treatment as ISOs only if the fair market value (determined at the Date of Grant) of the Common Shares with respect to which such Options and all other options intended to qualify as “incentive stock options” under Section 422 of the Code held by such individual and granted under the Plan or any other plan of the Company or a Related Corporation and which are exercisable for the first time by such individual during any one calendar year does not exceed US$100,000 at such time;

by accepting an Option granted as an ISO under the Plan, a Participant agrees to notify the Company in writing immediately after such Participant makes a “Disqualifying Disposition” of any Common Shares acquired pursuant to the exercise of such ISO; for this purpose, a Disqualifying Disposition is any disposition occurring on or before the later of (a) the date two (2) years following the date that such ISO was granted or (b) the date one (1) year following the date that such ISO was exercised;

notwithstanding that the Plan shall be effective when adopted by the Board, no ISO granted under the Plan may be exercised until the Plan is approved by the Company’s shareholders and, if such approval is not obtained within twelve (12) months after the date of the Board’s adoption of the Plan, then all ISOs previously granted shall terminate and cease to be outstanding and the provisions of this Section 4.12 shall cease to have effect; furthermore, the Board shall obtain shareholder approval within twelve (12) months before or after any increase in the total number of shares that may be issued under the Plan or any change in the class of employees eligible to receive ISOs under the Plan;

no modification of an outstanding Option that would provide an additional benefit to a Participant, including but not limited to a reduction of the Option Price or extension of the exercise period, shall be made without consideration and disclosure of the likely United States federal income tax consequences to the Participants affected thereby; and

ISOs shall be neither transferable nor assignable by the Participant other than by will or the laws of descent and distribution and may be exercised, during the Participant’s lifetime, only by such Participant.

Notwithstanding anything in this Section 24, the Company makes no representation or warranty to any Participant that any Option will, at the date hereof of any time in future, qualify as an ISO under the Code and each Participant specifically acknowledges this limitation.

25.          Indemnification

Every Director will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Company, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

26.          Participation in the Plan

The participation of any Participant in the Plan shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Company does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

24.          Effective Date

This Plan is effective as of                                    , 2008.

DATED this        day of                                    , 2008.

IMRIS Inc.

Per:
Name:
Title:

APPENDIX “B”

IMRIS INC.

BOARD OF DIRECTORS

MANDATE

Appointment and Composition

Directors of IMRIS Inc. (“IMRIS”) are elected annually by shareholders and, together with those appointed to fill vacancies or appointed as additional directors throughout the year, collectively constitute the IMRIS Board of Directors (the “Board”). The Board elects a Chair of the Board (the “Chair”).  The composition of the Board, including the qualification of its members, shall comply with the applicable requirements of the Canada Business Corporations Act, the Toronto Stock Exchange and applicable securities regulatory authorities, as adopted or in force or amended from time to time.  In this regard, at least 25% of the directors must be “resident Canadian” as defined by the Canada Business Corporations Act and at least a majority of members of the Board must qualify as “independent” directors in accordance with the rules of applicable securities regulators (collectively, the “Independence Rules” and references herein to “independent” shall have the meaning given in the applicable Independence Rules).

Accountability and Mandate

The Board has the statutory power and obligation to supervise the management of IMRIS.  The Board’s relationship with IMRIS is guided by a fiduciary principle that requires each director to act honestly and in good faith with a view to the best interests of the Company. In exercising their powers and discharging their duties, every director must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Board’s primary role is one of stewardship.  The Board oversees the operations of IMRIS and supervises its management, which is responsible for the day-to-day conduct of the business.  The Board establishes IMRIS’s policies, monitors its strategic direction and evaluates, on an ongoing basis, whether resources are being managed in a manner consistent with the enhancement of shareholder value, ethical considerations and corporate social responsibility.  The Board also discharges its responsibilities through standing committees which currently include the following committees: the Audit and Governance Committee and the Compensation Committee.  The charter of each standing committee prescribes its duties and responsibilities and is reviewed periodically by the Board.

In carrying out its responsibilities, the Board focuses on the following specific matters:

(a)                                  ensuring the protection and advancement of shareholder value;

(b)                                 setting IMRIS’s moral and ethical norms and satisfying itself, to the extent feasible, as to the integrity of the President and Chief Executive Officer (the “CEO”) and other executive officers and that the CEO and other executive officers create a culture of integrity throughout IMRIS;

(c)                                  monitoring compliance with Code of Business Conduct and Ethics (the “Code”) and Whistleblower Protection Policy on Financial Matters and, as appropriate, granting any waivers to the Code;

(d)                                 approving the annual corporate compensation plan and guidelines, including compensation for the CEO, senior management and for individual directors, with input from the Compensation and Governance Committee;

(e)                                  succession planning, including appointing, training, monitoring and terminating senior management pursuant to the recommendations of the Compensation and Governance Committee;

(f)                                    oversight of strategic direction and development and review of ongoing results of operations and approving, on an annual basis, a strategic plan which takes into account the opportunities and risks of the business;

(g)                                 overseeing internal control and management information systems;

(h)                                 identifying the principal risks of business and ensuring the implementation of appropriate systems to monitor and manage those risks;

(i)                                     oversight of investor relations and public relations activities and IMRIS’s disclosure policy, with primary emphasis on communication with shareholders, receipt of shareholder feedback and responses to shareholder concern;

(j)                                     approving annual and interim financial results, MD&A, annual information form, management proxy circulars and their publication;

(k)                                  overseeing all matter relating to IMRIS’s legal, regulatory and financial integrity; and

(l)                                     adopting, pursuant to the recommendation of the Compensation and Governance Committee, a system of corporate governance policies and practices, including an annual review.

Individual Directors

The Board seeks directors from diverse professional and personal backgrounds with both a broad spectrum of experience and expertise and a reputation for business acumen and integrity.  Potential new directors are assessed on their individual qualifications as well as skill, age and experience in the context of the needs of the Board.  Individual directors are also expected to:

•                                          prepare for each Board and committee meeting and maintain an excellent Board and committee meeting attendance record;

•                                          participate fully and frankly in Board deliberations and discussions and demonstrate a willingness to listen to others’ opinions and consider them;

•                                          think, speak and act independently and be willing to raise tough questions in a manner that encourages open discussion;

•                                          focus inquiries on issues related to strategy, policy and results rather than day-to-day issues of corporate management;

•                                          participate on committees and become knowledgeable about the duties, purpose and goals of each committee;

•                                          become knowledgeable about IMRIS’s business and the industry in which it operates, including the regulatory, legislative, business, social and political environments;

•                                          participate in director orientation and development programs;

•                                          become acquainted with senior managers;

•                                          visit IMRIS offices when appropriate; and

•                                          annually review the Board Mandate and any other documents used by the Board in fulfilling its responsibilities.

Measures for Receiving Shareholder Feedback

IMRIS has developed a Corporate Disclosure and Confidentiality Policy (the “Disclosure Policy”) to facilitate consistent disclosure practices aimed at informative, timely and broad dissemination of material information to the market in compliance with applicable securities laws and the rules and policies of the Toronto Stock Exchange.  The Disclosure Policy Committee established under the Disclosure Policy is responsible for overseeing and monitoring communications with, and responses to inquiries from, both institutional and individual investors and the financial community consistent with the Policy’s objectives.

IMRIS’s spokespersons as appointed by the Disclosure Policy Committee from time to time are available to shareholders by telephone, fax and e-mail and the Company maintains extensive material of interest to shareholders and investors on the Company’s web site at www.imris.com.

General

The Board shall review and assess the adequacy of the mandate of the Board annually.

Nothing in this mandate is intended, or is to be construed, to impose on any member of the Board a standard of care or diligence that is in any way more onerous or extensive than the standard required by law.